UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NVR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA  20190
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Wednesday, May 5, 2021
11:00 A.M. Eastern Time
NVR, Inc. will hold its Annual Meeting of Shareholders at 11:00 A.M. (Eastern Time) on Wednesday, May 5, 2021.  We will hold the meeting at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.
We are holding the meeting for the following purposes:
1.    To elect twelve directors from the nominees named in the attached Proxy Statement;
2.    To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2021;
3.    To vote on an advisory resolution regarding the approval of compensation paid to certain executive officers; and
4.    To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The above items are fully described in the attached Proxy Statement.  We have not received notice of any other matters that may properly be presented at the meeting.
Only shareholders of record at the close of business on March 2, 2021 will be entitled to vote at the meeting.  Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person.  If you do attend the meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel
March 17, 2021

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA  20190
Proxy Statement
This Proxy Statement, proxy card and the Annual Report for the year ended December 31, 2020 are being mailed to our shareholders on or about March 17, 2021 in connection with the solicitation on behalf of the Board of Directors (the “Board”) of NVR, Inc. ("NVR"), a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders.  The Annual Meeting will be held on Wednesday, May 5, 2021, at our corporate headquarters located at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, at 11:00 A.M., Eastern Time, and at any and all postponements and adjournments thereof.  Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.
We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them.  We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners.  In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally.  We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $8,500 plus out-of-pocket expenses.
All voting rights are vested exclusively in the holders of our common stock, par value $0.01 per share (the “Common Stock”).  Only shareholders of record as of the close of business on March 2, 2021 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting.  Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).
The accompanying proxy card should be used to instruct the persons named as proxies to vote the shareholder’s shares in accordance with the shareholder’s directions.  The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, shares represented by properly executed proxies will be voted:
•FOR the election of the twelve director nominees named in this Proxy Statement;
•FOR the ratification of the appointment of KPMG LLP as our independent auditor for 2021;
•FOR the approval of the compensation paid to certain executive officers; and
•in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
If a shareholder holds shares in a brokerage account or through a broker, bank, trust or other nominee, the rules of the New York Stock Exchange (the “NYSE”) prohibit the nominee from voting the shareholder’s shares on any proposal to be voted on at the Annual Meeting, other than ratification of the appointment of KPMG LLP as our independent auditor, unless the nominee has received an instruction from the shareholder regarding how the shares should be voted.  Any shares for which an instruction has not been received will result in a “broker non-vote” on the proposal for which no instruction was provided.
For a quorum to exist at the Annual Meeting, holders of shares representing a majority of the votes entitled to be cast on each matter must be present in person or by proxy.  Shares voted “abstain” or represented by a broker non-vote on a matter will be considered present at the Annual Meeting for the purpose of establishing a quorum.  For a director to be deemed elected, the director must receive a majority of votes cast “for” and “against” the director's election. Similarly, for the proposals to ratify the appointment of the independent auditor and to approve the compensation of certain executive officers to be deemed approved, the proposal must receive a majority of votes cast “for” and “against” the proposal.  For these proposals, therefore, abstentions and broker non-votes will have no effect on the result of the vote.
We strongly encourage all of our shareholders who hold shares of Common Stock in a brokerage account or through any other nominee to provide voting instructions to their broker, bank, trustee or other nominee to ensure that their shares are voted at the Annual Meeting.
Any shareholder may revoke his or her proxy at any time prior to its use by (1) providing our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, (2) duly executing a proxy card bearing a later date than the date of the previously duly executed proxy card, or (3) attending the Annual Meeting and voting in person

(attendance at the Annual Meeting alone will not act to revoke a prior proxy card).  Execution of the enclosed proxy card will not affect your right to vote in person if you should later decide to attend the Annual Meeting.
The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf.  The trustee is required under the trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights.  Proxy cards representing shares held by Participants must be returned to the tabulator by April 30, 2021 using the enclosed return envelope and should not be returned to NVR.  If shares are owned through the Plans and the Participant does not submit voting instructions by April 30, 2021, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from other Participants.  Participants who wish to revoke a proxy will need to contact the trustee and follow its instructions.
As of the Record Date, we had a total of 3,676,124 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 5, 2021:
This Proxy Statement and our Annual Report for the year ended December 31, 2020 are available at www.edocumentview.com/nvr.

Company Overview
Who We Are
We are one of the largest homebuilders in the United States. We operate in thirty-three metropolitan areas in fourteen states, and Washington, D.C. Our homebuilding operations include the construction and sale of single-family detached homes, townhomes and condominium buildings under three trade names: Ryan Homes, NVHomes and Heartland Homes. Our Ryan Homes product is marketed primarily to first-time and first-time move-up buyers. Our NVHomes and Heartland Homes products are marketed primarily to move-up and luxury buyers. In addition to building and selling homes, we provide a number of mortgage-related services through our wholly owned subsidiary, NVR Mortgage Finance, Inc. (“NVRM”). Through operations in each of our homebuilding markets, NVRM originates mortgage loans almost exclusively for our homebuyers.
Our Response to the COVID-19 Pandemic
The COVID-19 pandemic has had a significant impact on all facets of our business; adding complication, housing demand has been strong since May 2020 and we hired additional employees in 2020. Our primary focus during the pandemic is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. In each of our markets, we continue to operate in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local health department guidelines. We were deemed an essential business, and our homebuilding operations operated safely onsite through the adoption of workplace exposure risk mitigation processes, a robust testing program, contact tracing and enhanced safety standards in the workplace. In addition, we enhanced our sick leave policies for employees impacted by COVID-19. We transitioned our model homes from walk-in access to “by appointment only” to protect our employees and customers. Within our corporate and mortgage banking operations, we transitioned substantially all employees to working remotely in March 2020.
As the country begins to emerge from the COVID-19 pandemic, we are carefully moving towards returning our business to normal. We have developed phased office reopening protocols for our staff that transitioned to working remotely, and we are continuing appropriate safety measures within our production facilities, home construction sites and model homes to protect our employees, customers and trade partners.

2020 Corporate Sustainability Highlights
Our Board believes that corporate responsibility and business sustainability go hand in hand at NVR. The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for setting our ESG strategy and overseeing the mitigation of ESG risks as part of our strong governance framework. In 2020, the Nominating Committee received briefings on ESG matters from our management team in each of its four regularly scheduled meetings. Topics discussed during 2020 included shareholder feedback and priorities related to ESG matters, monitoring of ESG industry developments, and our Responsible Building Policy and Standards, available on our website.
NVR had four sustainability priorities in 2020: continuing our strong commitment to our people, minimizing the impact of our operations on the environment, building sustainable communities and managing risk.

People:
Foster a culture of safety, diversity & inclusion

- Reinforce our culture of safety and identify ways to extend that culture
- Provide development and advancement opportunities for our employees
- Embrace a culture of diversity & inclusion through our employment practices and resources that we provide to all employees

Environmentally Responsible Building:
Reduce Our Own Environmental Footprint

- Source materials in an environmentally conscious way, and design our homes in ways that promote resource efficiency
- Reduce our carbon footprint by strategically locating our production facilities and by our environmentally mindful construction site programs
- Maximize recycling and minimize waste through efficient production of packaging and construction waste
- Reinforce environmentally responsible behaviors within our business

Sustainable Communities:
Create Affordable, Lasting, Sustainable Communities

- Enable buyers to purchase energy-efficient, affordable homes
- Reduce water needs through EPA WaterSense certified plumbing fixtures and landscaping with native plants and materials
- Create home ownership opportunities across our footprint, including in underserved markets, and promote fair lending practices

Risk Management:
Maximize Shareholder Value Through a Conservative, Low Risk Operating Strategy

- Pursue lower risk market strategy and prudent lot acquisition strategy
- Improve our already strong balance sheet
- Continue our strong governance activities that promote integrity, accountability and long-term growth of our business

People
Safety: Our employees are our most important asset, and the safety of our employees is our first priority. Our concern for safety goes beyond our employees, extending to our customers and trade partners as well. Construction presents a demanding environment, and we strive to ensure that all of our employees, customers and trade partners go home safely every single day.
We produce large portions of our houses in our eight centralized production facilities, which promotes safety by decreasing the number of lumber cuts made by humans and allowing us to consistently apply our safe work protocols. We provide ongoing training and employ safe building practices in our production facilities. Over the last decade, our average injury incident rate at our production facilities is approximately half the average for comparable industry production facilities.
We maintain robust safety and training programs to ensure safety is an integral part of our construction process. We perform frequent and regular construction site inspections to ensure our safety processes and procedures are being followed. We conduct semi-annual unannounced safety audits at all of our homebuilding divisions. The audits assess compliance with OSHA standards and company safety policies. The results of these audits are reviewed by our senior management team, and division management is responsible for updating safety processes and procedures as needed based on the results. We maintain a rigorous enforcement program to hold our management and trade partners accountable for non-compliant actions. We also engage directly with our trade partners to ensure their voices are heard when it comes to the safety of their employees on our construction sites.
Development & Advancement: We provide advancement opportunities for our employees by offering training and development that aligns with each employee’s responsibilities and career path. Managers provide frequent performance coaching through a formal process to develop our employees and enhance our succession planning. The substantial majority of our leadership fulfillments are from within our workforce. We believe this focus provides both long-term success and continuity to our operations and growth for our employees. Our results in this area are demonstrated by the tenure of our executives and our regional and division leaders.
Diversity & Inclusion: Diversity and inclusion is an important part of our culture. We are committed to hiring and developing an inclusive workplace with a strong diversity of backgrounds and perspectives. Our culture is about creating opportunities for growth, a sense of belonging and operating with the highest level of integrity.
Environmentally Responsible Building
Sourcing & Design: Our centralized production facilities enable us to have significant control over the sourcing of raw materials. For example, lumber is one of our most important raw materials, and centralization allows us to purchase as much lumber as we reasonably can from sustainable forests. Currently, more than 80% of our raw material spending is from Forest Stewardship Council (FSC) or similar certified sustainable forests. And when we source intermediate and finished goods for our homes, we also strive to source sustainably. For example, the cabinets we install in our homes are “Green-Approved” certified by the NAHB Research Center and certified by the Kitchen Cabinet Manufacturers Association under its Environmental Stewardship Program.
We also use materials in our homes that promote greater resource efficiency. For instance, the floor, wall and roof sheathing that we use is engineered lumber, not plywood, which allows us to use the entire tree. Much of the waste that we create from our raw lumber is recycled.
Production facilities: We produce large portions of our homes in our centralized production facilities, including wall panels, roof trusses and stairs, which allows us to reduce waste, effectively recycle materials, and improve accuracy and consistency in our construction. Our production processes use laser-guided, computer-driven saws that maximize the use of raw lumber to fabricate roof trusses and wall panels, resulting in an extremely low waste factor. We use advanced framing techniques recommended for Leadership in Energy and Environmental Design (LEED) green building certification and use highly-sophisticated material takeoff and sourcing techniques to reduce waste. Our framing waste factor is within the LEED-H & National Association of Homebuilders (NAHB) Green Guidelines.
We also strategically locate our production facilities to minimize transportation costs. For example, our new production facility in Richmond, Virginia will save 165,000 gallons of fuel annually due to its proximity to our communities. We have eight such production facilities, which we believe is a clear indicator of our commitment to environmentally friendly production.
Recycling: We recycle materials in our construction processes whenever possible. We recycle up to 70 tons of cardboard, 65 tons of metal, and 60,000 wooden pallets annually. The recycled pallets alone prevent 800 dumpster loads from going to landfills annually. We optimize our lumber cuts to minimize lumber scrap and work with lumber recyclers to repurpose our lumber scrap.
Responsibility: We are responsible stewards of our own land; no run-off or by-product discharge is created from our processes at our production facilities. We utilize an extensive storm water management system and have implemented erosion and sediment controls on all of our construction sites to manage storm water run-off. We also perform semi-annual unannounced environmental audits at construction sites in which we assess compliance with company policies and federal, state and local clean water standards. The results of the audits are reviewed by our senior management team and local management is responsible for updating environmental processes and procedures as needed based on the results. We maintain a rigorous enforcement program to hold our management and our trade partners accountable for non-compliant actions.
Sustainable Communities
Energy Efficient & Affordable Homes: Our building practices and standards result in a lower long-term carbon footprint for our homes and communities. We build each home to be energy efficient and durable. We believe that building our homes to use less energy, water and other natural resources is an important way we can have lasting sustainability impact.
According to the U.S. Energy Information Administration, more than half of all energy consumed in the types of homes we build is used to heat and cool. We reduce our homes’ energy demand through the use of air and moisture infiltration systems, high-efficiency windows, engineered air handling systems to minimize imbalance and loss, and the use of insulation that meets or exceeds local building requirements. We then deliver heating and cooling with high-efficiency heating and air conditioning systems and install programmable thermostats in each home to help homeowners reduce their energy usage. We install integrated LED light fixtures and bulbs to reduce energy usage by 25-80% below traditional lighting, and create less waste due to a lifespan that is 10-20 times longer than a traditional light bulb.
All of our homes are tested using the RESNET standard for energy efficiency by an independent third-party. For 2020, 100% of our homes built were more energy efficient than a standard new home (as defined by the Home Energy Rating System, or HERS), and were on average approximately 40% more efficient than the standard.
Reduce Water Needs: We use high-efficiency tankless water heaters to provide on-demand hot water, resulting in a significant energy use reduction for homeowners. We use faucets and shower heads that are certified to the EPA WaterSense program, reducing the consumption of water by up to 20%, and we install landscaping using native plants and materials to reduce the need for extra irrigation.
Home Ownership: Since 1948, our passion and purpose has been in building beautiful places people love to call home, and we have built more than 490,000 homes in that time. We bring the dream of affordable home ownership to first time buyers, move-up buyers, empty nesters and active adults, and are a leading builder in diverse areas in our footprint such as Washington D.C. and Baltimore, MD. We build homes in thirty-three metropolitan areas in fourteen states and included in those areas are a number of traditionally underserved markets. In addition, we actively support low and moderate income households through state and local affordable housing initiatives. Our mortgage banking operations' lending practices are conducted in accordance with the Equal Credit Opportunity Act and Fair Housing Act, and approximately 45% of FHA loans closed in 2020 were made in underserved markets. We know that engaging and supporting our communities throughout the building process and beyond enhances the long term sustainability and value creation of our business.
Due to our sustainability efforts, some of our homes have achieved a level of efficiency and sustainability that allows us to sell the mortgage loans we close on such homes to Fannie Mae for inclusion in their “green bond” mortgage backed securities. At present, we are one of only three builders whose mortgages are included in this Fannie Mae program. For more information on this program, visit the Fannie Mae website at https://www.fanniemae.com/about-us/esg/green-bonds.
Risk Management
Strategy: Two of the key differentiators that contribute to our success are our market concentration strategy and our lot acquisition strategy. We focus on obtaining and maintaining a leading market position in each market we serve. This strategy allows us to gain valuable efficiencies and competitive advantages in our markets, which we believe contributes to minimizing the adverse effects of regional economic cycles and provides growth opportunities within these markets.
With respect to our lot acquisition strategy, we generally do not engage in land development. Instead, we typically acquire finished building lots from various third party land developers pursuant to fixed price finished lot purchase agreements (“LPAs”) that require deposits that may be forfeited if we fail to perform under the LPAs. The deposits required under the LPAs are in the form of cash or letters of credit in varying amounts and typically range up to 10% of the aggregate purchase price of the finished lots. We believe that our lot acquisition strategy avoids the financial requirements and risks associated with direct land ownership and land development. In this way, we operate in a much less capital intensive manner than most other homebuilders.
Capital Allocation: Our strategy described above is the key driver of our strong balance sheet that, over the long-term, maximizes shareholder value in a cyclical industry. We were the only publicly traded homebuilder that remained profitable through the 2006-2011 housing downturn, the most severe since the Great Depression of the 1930s. That outperformance in a recessionary period was a direct result of our strategy. We strengthened our balance sheet in 2020 by taking advantage of historically low interest rates in the corporate debt markets and preserving liquidity. The actions taken to further strengthen our balance sheet in 2020 will improve our ability to weather future business disruptions and take advantage of opportunities that may arise from future economic and homebuilding market volatility.
Corporate Governance: We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to the long term sustainability of our business and to maintaining our integrity in the marketplace. During 2020, our Board was actively engaged in overseeing the rapidly shifting risk environment brought on by the COVID-19 pandemic. During the year, directors met formally seven times, more frequently than in prior years, and worked closely with management to monitor the resilience of the business and the welfare of our employees, customers and trade partners.

In 2020, we added Sallie B. Bailey to the Board, who, among other things, adds significant corporate finance and public company board experience to our Board. Over the last five years, we have added three women as independent directors on our Board and improved the diversity of backgrounds and perspectives within our boardroom.
Sustainability is an ongoing NVR priority.
We are committed to our priorities of people, environmentally responsible building, sustainable communities and risk management. The actions we have described here are a small part of what we do every day to fulfill our corporate responsibility and enhance our business sustainability. These important topics will continue to evolve, and so will our active approach to addressing these topics as part of our strong governance framework.
We believe profitability and sustainability go hand-in-hand; we are more profitable because we operate sustainably, and we are more sustainable because we operate profitably. While the examples we provide in this proxy are focused on current and recent practices, the fundamentals of our sustainable strategy have been the very underpinning of our business success. The 3,201% return our shareholders have enjoyed over the last 20 years is a testament to the success of our strategy.
Election of Directors
(Proposal No. 1)
Director Nominees
Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution.  Our Board has set the size of the Board at twelve members. We strive to strike the right balance between long-term understanding of our business, business savvy and fresh external perspectives. The following persons have been nominated by the Board to be elected to hold office for a one-year term ending at the 2022 Annual Meeting and until their successors are duly elected and qualified:

Name	Age	Year First Elected or Appointed	Independent	Other Public Company Boards
Dwight C. Schar	79	1993	No	—
C. E. Andrews	69	2008	Yes	1
Sallie B. Bailey	61	2020	Yes	2
Thomas D. Eckert	73	2011	Yes	1
Alfred E. Festa	61	2008	Yes	1
Manuel H. Johnson	72	1993	Yes	1
Alexandra A. Jung	50	2018	Yes	—
Mel Martinez	74	2012	Yes	1
William A. Moran	74	1993	No	—
David A. Preiser	63	1993	Yes	1
W. Grady Rosier	72	2008	Yes	1
Susan Williamson Ross	59	2016	Yes	—

All of the director nominees are current directors standing for re-election. Each nominee has consented to serve as one of our directors if elected.  Our Board does not contemplate that any of its proposed nominees listed above will be unwilling to serve or become unavailable for any reason, but if any such circumstance should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board.
Biographical Information for Our Director Nominees
The biographies below describe the skills, attributes and experience of the nominees who were considered by the Board and Nominating Committee.
Dwight C. Schar has been Chairman of the Board since September 30, 1993.  Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board.  Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005.

The Board believes that Mr. Schar is highly qualified to serve on the Board, based on his founding status with NVR, his lengthy homebuilding industry and real estate experience, his executive leadership experience, his brand marketing expertise, his mergers and acquisitions experience, his turn-around/restructuring experience, and his public company board experience.
C. E. Andrews has been a director since May 6, 2008.  Mr. Andrews served as Chief Executive Officer and a member of the board of directors of MorganFranklin Consulting, LLC from May 2013 through March 2017, and served on its Board of Directors from May 2013 through June 2019. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc.  Prior to that, Mr. Andrews served as the president of SLM Corporation (“Sallie Mae”).  He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007.  Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen.  He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002.  Mr. Andrews serves on the board of Marriott Vacations Worldwide Corporation.   Within the past five years, Mr. Andrews previously served on the board of WashingtonFirst Bankshares, Inc.
The Board believes that Mr. Andrews is highly qualified to serve on our Board based on his executive leadership experience, his financial and accounting expertise, his restructuring experience and his public company board experience.
Sallie B. Bailey has been a director since February 21, 2020. Ms. Bailey was Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation from December 2011 until July 2018. From January 2007 until July 2010, Ms. Bailey was the Vice President and Chief Financial Officer of Ferro Corporation. From 1995 until 2006, Ms. Bailey served in various senior management roles at The Timken Company, lastly as Senior Vice President and Controller. Ms. Bailey serves on the boards of The Azek Company, Inc. and L3Harris Technologies, Inc.
The Board believes that Ms. Bailey is highly qualified to serve on our Board based on her expertise in corporate finance, strategic planning, operations, information technology and other systems, accounting and financial controls, enterprise risk management, her public company board experience and corporate governance experience.
Thomas D. Eckert has been a director since December 1, 2011.  Mr. Eckert was Chairman of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”) until October 2014.  He was one of the founders of Capital Automotive in October 1997 and led its initial public offering in 1998.  Capital Automotive went private in 2005.  Mr. Eckert serves on the board of Park Hotels & Resorts. Within the past five years, Mr. Eckert previously served on the following public company boards: Munder Funds (and its successor, Victory Funds), Dupont-Fabros Technologies, Inc., Chesapeake Lodging Trust and Gramercy Property Trust.
The Board believes that Mr. Eckert is highly qualified to serve on our Board based on his executive leadership experience, his homebuilding and real estate experience, his public company board experience, and his mergers and acquisitions experience.
Alfred E. Festa has been a director since December 1, 2008.  Mr. Festa was Chairman of W. R. Grace & Co (“Grace”) from January 2008 through November 2019. He joined Grace as President and Chief Operating Officer in November 2003, and was Chief Executive Officer from June 2005 through November 2018.  From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners, a venture/buyout firm focused on mid-market industrial build-ups.  Mr. Festa serves on the board of Owens Corning, Inc. Within the past five years, Mr. Festa previously served on the board of Grace.
The Board believes that Mr. Festa is highly qualified to serve on our Board based on his executive leadership experience, his public company board experience, his financial expertise, his brand marketing expertise, his mergers and acquisitions experience, and his restructuring experience.
Manuel H. Johnson has been a director since September 30, 1993.  Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990.  From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the board of trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board.  Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the SEC and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations.  Dr. Johnson serves on the board of Morgan Stanley Funds.
The Board believes that Dr. Johnson is highly qualified to serve on our Board based on his executive leadership experience, his financial expertise, his governmental and financial regulatory expertise, and his public company board experience.
Alexandra A. Jung has been a director since December 3, 2018.  Ms. Jung recently founded Amateras Capital, a strategic advisory and investment firm. From 2009 through April 2020, Ms. Jung was at Oak Hill Advisors ("Oak Hill"), a leading alternative investment firm with over $40 billion of assets under management. Ms. Jung was a partner at Oak Hill from 2012 through April 2019 when she became a senior advisor.  Prior to joining Oak Hill, Ms. Jung was a Managing Director at Greywolf Capital Management, where she was responsible for investments in credit, private equity and special situations. Previously, she managed investments in credit, distressed debt and equity as part of Goldman Sachs’ European Special Situations Group.
The Board believes that Ms. Jung is highly qualified to serve on our Board based on her executive leadership experience, her financial expertise, her knowledge of capital markets, her mergers and acquisitions experience, and her restructuring experience.
Mel Martinez has been a director since December 1, 2012.  Mr. Martinez has been Chairman of the South East and Latin America for JPMorgan Chase & Co. ("JPMorgan") since August 2010.  Prior to joining JPMorgan, Mr. Martinez was a partner in the law firm DLA Piper from September 2009 to July 2010.  Mr. Martinez served as a United States Senator from Florida from January 2005 to September 2009.  Prior to his election, Mr. Martinez served as the Secretary of the United States Department of Housing and Urban Development from January 2001 to January 2004.  Mr. Martinez serves on the board of Marriott Vacations Worldwide Corporation.
The Board believes that Mr. Martinez is highly qualified to serve on our Board based on his executive leadership experience, his housing industry experience, his government and housing regulatory expertise, and his public company board experience.
William A. Moran has been a director since September 30, 1993.  Mr. Moran has been the chairman of Elm Street Development, Inc. since 1996.  Mr. Moran is also a director and owner of Legend Management Group, which builds and owns apartment projects in the Washington, DC metro area.  Until January 1, 2010, Mr. Moran was a director of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware, and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland.
The Board believes that Mr. Moran is highly qualified to serve on our Board based on his executive leadership experience, his lengthy homebuilding, real estate and land development experience, his public company board experience, and his turn-around/restructuring experience.
David A. Preiser has been a director since September 30, 1993.  Mr. Preiser has been Co-President of the investment banking firm of Houlihan Lokey, Inc. since 2013 and a member of its board of directors since 2001.  Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey– Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, including Houlihan Lokey’s European restructuring business.  Mr. Preiser is also active in Houlihan Lokey’s investment banking and restructuring activities in the United States.  Since 1990, Mr. Preiser has been active in coordinating Houlihan Lokey's real estate and financial restructuring activities as a senior managing director.
The Board believes that Mr. Preiser is highly qualified to serve on our Board based on his executive leadership experience, his financial expertise, his knowledge of capital markets, his mergers and acquisitions experience, his public company board experience, and his turn-around/restructuring experience.
W. Grady Rosier has been a director since December 1, 2008.  Mr. Rosier served as the President and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, from 1995 through August 2020.  Prior to 1995, Mr. Rosier held various senior management roles since joining McLane in 1984.  Mr. Rosier serves on the board of NuStar Energy L.P.
The Board believes that Mr. Rosier is highly qualified to serve on our Board based on his executive leadership experience and his public company board experience.
Susan Williamson Ross has been a director since July 28, 2016.  Ms. Ross has been the President of the privately-held majority investor in Clark Construction Group, Shirley Contracting and several other construction, development and real estate businesses since January 2016. She became the President and Chief Executive Officer in December 2020.  She has been employed by Clark Construction Group since December 1986 in various positions, including Chief Administrative Officer from July 2004 to 2020 and Executive Vice President from January 2008 to the present.
The Board believes that Ms. Ross is highly qualified to serve on our Board based on her executive leadership experience, and her construction, development and real estate experience.

Majority Vote Standard
Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election.  Under the Guidelines, the Board shall nominate for re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.  In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.
If a director fails to be re-elected by a majority of votes cast, the Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it.  The Board shall take action with respect to the Nominating Committee's recommendation no later than 90 days following the submission of any such resignation offer.  Following the Board's action regarding the Nominating Committee's recommendation, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) which shall detail the Board's decision regarding a tendered resignation.  This report shall include an explanation of the process by which the Board's decision was reached and the reasons for the Board's decision.
To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.
The Board expects that any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.  If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.
Required Vote
Each director shall be elected by a majority of the votes cast in the election at the Annual Meeting, assuming that a quorum is present.  A majority of the votes cast means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director.  Unless marked otherwise, proxies received will be voted FOR the election of the twelve nominees designated above.  Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the accompanying proxy card.  An abstention will not be counted as a vote cast “for” or “against” a director’s election.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF THE FOREGOING NOMINEES AS DIRECTORS OF NVR.
______________________________________________________________________________________________________

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We are committed to having sound corporate governance principles and practices.  Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace.  Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board Committee Charters, are available to the public on our website at www.nvrinc.com.
The following are highlights of our Corporate Governance practices:
•Separate Chairman of the Board and Chief Executive Officer positions
•Annual elections for directors
•Majority voting standard for uncontested elections
•10 of 12 directors are independent
•No management directors
•Independent lead director
•Shareholder proxy access
•Annual Board and Committee evaluations

•Robust NVR stock ownership requirements for named executive officers and directors
•Prohibition against short sales, hedging or pledging of NVR stock by named executive officers and directors
•Prohibition against named executive officers and directors owning NVR debt
•No poison pill or other anti-takeover provisions
Board Leadership Structure, Committee Composition and Role in Risk Oversight
Board Leadership Structure
Mr. Schar, our Chairman of the Board (“Chairman”), leads our Board, which meets at least quarterly.  In addition, our Board has named an independent lead director to chair meetings of our independent directors.  Our independent lead director position rotates annually among the chairs of the Audit, Compensation, and Nominating Committees.  Mr. Eckert, the Chairman of our Compensation Committee, is serving as our independent lead director until the 2021 Annual Meeting.  Our Board is comprised solely of non-management directors.  Information regarding how to communicate with the Board, the independent lead director and the non-management or independent directors as a group is available on our website at www.nvrinc.com.
We have separated the roles of the Chairman and the Chief Executive Officer (“CEO”).  Mr. Schar serves as the Chairman, and Paul C. Saville serves as CEO.  While the Board retains the discretion to combine the roles of Chairman and CEO at any time, we expect that the roles of Chairman and CEO will remain separated for the foreseeable future.
Director Attendance
During 2020, the Board met seven times.
Our Board requires that our directors attend each Board and Committee meeting in person, unless personal circumstances affecting a director make such attendance impractical or inappropriate.  Due to the impact of the COVID-19 pandemic, our Board and Committee meetings included the ability to participate by video conference or telephonically. Each of our current Board members attended 100% of the Board meetings and the meetings of Committees of which he or she was a member during 2020.
Our Board also requires that all current directors and all nominees for election to our Board attend in person our annual meetings of shareholders, unless personal circumstances affecting such director or director nominee make such attendance impractical or inappropriate. Each of our then-serving directors attended the 2020 Annual Meeting of Shareholders either in person, or telephonically due to the impact of the COVID-19 pandemic.
Executive Sessions of the Board
Our directors met twice during 2020 in executive session without the presence of management.  Mr. Schar chaired the meetings.
Our independent directors met once during 2020 in executive session without the presence of the non-independent directors or management.  Mr. Eckert, our independent lead director in 2020, chaired the meeting of the independent directors.
Our Audit Committee meets in executive sessions at each Audit Committee meeting, separately with (1) our external auditor, (2) the Vice President of Internal Audit and Corporate Governance and (3) the Chief Financial Officer and Chief Accounting Officer.  Mr. Johnson, the Chairman of the Audit Committee, chairs these executive sessions.
Board Role in Risk Oversight
Our Board oversees our business risks and operational performance through regularly scheduled Board and Committee meetings, as well as through frequent and informal communications between management and the Board.  Further, our Bylaws and each of the various Board Committee Charters provide additional detail regarding the areas, duties and functions for which the Board or a Board Committee provides specific oversight of specified areas of risk.
That oversight includes a variety of operational and regulatory matters, including, among other things:
•Approval of the annual business plan and the periodic review of our actual performance in comparison to the approved plan;
•Review and analysis of our operational and financial performance compared to our competitors;
•Review of our five year business plan;

•Approval of short-term and long-term management incentive compensation plans;
•Review of succession planning throughout our organization for key management positions;
•Oversight of our information security program, designed to enhance business continuity and protect confidential information;
•Oversight of our Environmental, Social and Governance (“ESG”) strategy;
•Review of our response to new laws, rules or regulations; and
•Direct oversight of our internal audit function and our whistleblower hotline.
Below is a discussion of how the Board oversees certain of our more significant business risks.
Land Acquisition
We believe our continued success is contingent upon our ability to control an adequate supply of finished lots on which to build.  We expend substantial monetary resources to place deposits under lot purchase contracts, typically ranging up to 10% of the aggregate purchase price of the finished lots.  The lot acquisition policy under which management operates is a Board-approved policy that requires Board approval of:
•Lot purchase contracts above certain parameters, measured by the aggregate size of the deposit or investment;
•Contracts to acquire raw land above certain parameters, measured by aggregate size of the investment;
•Joint venture investments above certain parameters, measured by aggregate size of the investment; and
•Related-party lot purchase contracts (see Transactions with Related Persons below).
Liquidity
Being in a cyclical industry, it is imperative that we focus on our liquidity needs throughout the various stages of the cycle, while maintaining an efficient capital structure.  The Board’s role in ensuring that management prudently manages our cash includes the following:
•A Board-approved investment policy that specifies the types of investments allowed for our excess cash;
•Pre-approval of stock repurchases and debt repurchases;
•Pre-approval of capital transactions for the issuance of long-term debt or equity; and
•A Board review of our short-term and long-term cash needs in connection with its reviews of our quarterly forecasts and our annual and five year business plans.
Financial Reporting, Internal Control and Regulatory Matters
Our Audit Committee takes a lead role in overseeing risks as enumerated within its Committee Charter, including the following:
•Our Internal Audit function performs a primary role in risk management.  Our Vice President of Internal Audit and Corporate Governance reports directly to the Audit Committee, and the Audit Committee formally approves the annual internal audit budget and staffing.
•The Audit Committee approves the annual internal audit plan, which is prepared using a comprehensive risk-based approach.

•On a quarterly basis, our Vice President of Internal Audit and Corporate Governance reviews with the Audit Committee the results of all internal audits of controls over accounting, operations, information technology and cybersecurity.
•On a quarterly basis, our Vice President of Internal Audit and Corporate Governance and our external auditor each have a private session with the Audit Committee without the presence of management.
•Management reports to the Audit Committee any governmental regulatory reviews or audits conducted on our operations, including mortgage regulatory matters and SEC comment letters.  The Audit Committee also obtains a report from management at the conclusion of any such review.
•The Audit Committee monitors compliance with our Code of Ethics And Standards of Business Conduct.

ESG Matters
The Nominating Committee is responsible for setting our ESG strategy and overseeing the mitigation of ESG risks as part of our strong governance framework. In 2020, management briefed our Nominating Committee on ESG matters in each of the four regularly scheduled meetings, including a discussion of the following topics:
•Disclosure of our Responsible Building Policy and Practices, which describes our commitment to responsible building practices including sustainability and energy efficiency. This policy is available to the public on our website at www.nvrinc.com;
•Shareholder feedback and priorities related to ESG matters; and
•Monitoring of ESG industry developments, including, but not limited to, the various ESG reporting frameworks.

The Nominating Committee considers our shareholders’ views and perspectives as part of the decision-making process on key ESG issues, taking into account the feedback from our management’s active monitoring of the broader ESG environment.
Board Independence
Our Board has established director independence standards to assist us in determining director independence, which standards meet the independence requirements of the NYSE corporate governance listing standards.  Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at www.nvrinc.com.  Our Board considers all relevant facts and circumstances in making an independence determination.  As required by the rules of the NYSE, for a director to be considered "independent" under our independence standards, our Board must affirmatively determine that the director has no material relationship with us (other than as a director), directly or indirectly.
Our Board has affirmatively determined that our directors, other than Mr. Schar and Mr. Moran, are independent pursuant to our independence standards.  Mr. Schar, our former Executive Chairman, and Mr. Moran, who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent” (see "Transactions with Related Persons" below).
When our Board analyzed the independence of its members, it considered relevant transactions, relationships and arrangements, including those specified in the NYSE listing standards and our independence guidelines.  The Board considered that certain directors serve as directors or employees of other companies with which we engage in ordinary course of business transactions.  In accordance with our independence standards, none of these relationships constitute material relationships that would impair the independence of these directors, other than those mentioned above with respect to Mr. Moran.

Board Committees
Our Board has a standing Audit Committee, Compensation Committee, Nominating Committee, and Executive Committee. The members of the Audit Committee, Compensation Committee and Nominating Committee are independent under the applicable rules of the NYSE and the SEC. Each Committee operates pursuant to a written Committee Charter adopted by our Board, which is available at www.nvrinc.com. Board members serving on our Committees are shown in the table below.

Name	Audit Committee	Compensation Committee	Nominating Committee	Executive Committee
Dwight C. Schar				Chair
C. E. Andrews	Member			Member
Sallie B. Bailey	Member
Thomas D. Eckert (L)		Chair
Alfred E. Festa	Member		Member
Manuel H. Johnson	Chair			Member
Alexandra A. Jung			Member
Mel Martinez			Member
William A. Moran				Member
David A. Preiser		Member	Chair
W. Grady Rosier		Member
Susan Williamson Ross		Member	Member

Number of Meetings in 2020	5	4	4	0

(L) - Independent lead director
Audit Committee
All members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  Our Board has determined that Mr. Johnson and Mr. Andrews qualify as audit committee financial experts as defined within Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  All members of the Audit Committee satisfy the independence standards specified in Rule 10A-3(b)(1) under the Exchange Act.
The Audit Committee assists our Board in oversight and monitoring of:
•The integrity of our accounting and financial reporting processes;
•Our compliance with legal and regulatory requirements;
•Our independent external auditor’s qualifications and independence;
•Oversight of our cybersecurity processes, including systems to collect and store confidential information;
•Our policies with respect to risk assessment and risk management; and
•The performance of our internal audit function and our independent external auditors.
The Audit Committee performs the following functions:
•Appoints, evaluates and determines the compensation of our independent external auditor;
•Discusses the scope and results of the audit with our independent external auditor and reviews our interim and year end operating results with management and our independent external auditor;
•Oversees our internal audit department;
•Maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•Reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters;
•Reviews our cybersecurity processes and ongoing initiatives at least once per year;
•Reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal, cybersecurity and regulatory matters;
•Functions as a qualified legal compliance committee under Part 205 of the rules of the SEC; and
•Prepares the Audit Committee Report for inclusion in our proxy statement.
The Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.
Compensation Committee
The Compensation Committee performs the following functions:
•Reviews and determines all compensation of our CEO and, based in part on the recommendation of the CEO, of all of our other executive officers;
•Obtains advice and assistance from compensation consultants that it determines to be necessary to carry out its duties;
•Periodically reviews and makes recommendations to the Board with respect to the compensation of our directors;
•Administers and interprets incentive compensation and equity plans for our employees (except as otherwise described below);
•Assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC;
•Makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other key positions; and
•Reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers.
The Compensation Committee may delegate to a senior executive officer of NVR the authority to grant equity awards to employees other than executive officers, within limits prescribed by the full Board.  The Compensation Committee, by resolution, delegated authority to Mr. Saville, acting jointly with the Senior Vice President of Human Resources, to grant equity awards to new and existing employees (other than executive officers) during 2020.  Management is required to report any equity awards granted pursuant to this delegated authority to the Compensation Committee at its next scheduled meeting after the delegated authority is exercised.
The Compensation Committee may delegate its authority to one or more members of the Compensation Committee.  Any person to whom authority is delegated must report any actions taken by him or her to the full Compensation Committee at its next regularly scheduled meeting.  During 2020, the Compensation Committee did not delegate any of its authority to any individual member.
The Compensation Committee has the authority and available funding to retain any compensation consultant, independent legal counsel or other expert adviser to assist in the evaluation of directors and executive officers' compensation, as our Compensation Committee deems necessary to carry out its duties.
Compensation Consultants
For a description of the role of the compensation consultant during 2020, see Compensation Discussion and Analysis - Compensation Determination Process below.
Compensation Committee Interlocks and Insider Participation
Messrs. Eckert, Preiser and Rosier and Ms. Ross were members of the Compensation Committee during 2020. During 2020, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee. Thus, there were no interlocks with other companies within the meaning of Item 407(e)(4) of SEC Regulation S-K during 2020.

Nominating Committee
The Nominating Committee performs the following functions:
•Identifies individuals qualified to become Board members;
•Recommends that our Board select the director nominees for the next annual meeting of shareholders;
•Recommends Board committee structure and makeup, including diversity of our members;
•Oversees and makes recommendations regarding corporate governance matters, including our Corporate Governance Guidelines;
•Sets our strategy with respect to ESG matters and recommends policies, practices and disclosures that conform to our strategy; and
•Manages the Board’s annual evaluation process.
The Nominating Committee also has the sole authority and available funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Criteria for Nomination to the Board of Directors
The Nominating Committee will consider shareholder nominees as described in our Policies and Procedures for the Consideration of Board of Director Candidates, which is available at www.nvrinc.com. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees, including nominees submitted by our security holders.
The Nominating Committee has a stated goal of identifying well-qualified director candidates who would enhance the Board’s capabilities and competence in exercising its fiduciary responsibilities to our shareholders. In assessing prospective candidates, the Nominating Committee considers the professional experience and skills that a candidate would bring to our Board, to ensure that the candidate's experience and skills would be complementary to the existing directors, and considers whether such well-qualified candidates would enhance the diversity of our Board. Ideal candidates will encourage and challenge our management team to operate the business in ways that maximize shareholder value, and ways that lead to satisfied customers, a diverse and inclusive workforce, a safe work environment for all employees, and sustainable communities, all of which leads to a sustainable business.
Attributes that the Nominating Committee seeks to have represented on the Board include, but are not limited to, executive leadership experience, financial expertise, homebuilding/construction/real estate experience, public board experience, experience with ESG matters, cybersecurity expertise, brand marketing expertise, mergers and acquisitions expertise, turnaround/restructuring experience, and government/regulatory expertise.
Proxy Access
Our Bylaws allow eligible shareholders to propose director nominees for inclusion in the proxy statement in addition to the nominees proposed by the Board.  The proxy access bylaw permits shareholders owning 3% or more of our common stock for at least three years, to nominate up to 20% of our Board.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.
Executive Committee
The Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board.  The Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee.  Our Board intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.
Annual Board and Committee Evaluations
Annual Board Evaluations
The members of the Board conduct an annual evaluation to assess the Board's effectiveness and performance. The results are reviewed by the Board, which considers the results and any ways in which Board effectiveness may be enhanced.

Annual Committee Evaluations
The members of each committee conduct an annual evaluation to assess each committee's compliance with its charter, effectiveness and performance. The results are reviewed by the members of the applicable committee, which considers the results and any ways in which the committee's effectiveness may be enhanced.
Communications with the Board of Directors
Our Policies and Procedures Regarding Communications with the NVR, Inc. Board of Directors, the Independent Lead Director and the Non-Management Directors as a Group are available at www.nvrinc.com.
Shareholders and other interested parties may contact an individual director by mail at the following address: 11700 Plaza America Drive, Suite 500, Reston, VA 20190. All mail received will be opened and screened by our management. We generally will not forward to directors a shareholder or interested party communication that is unrelated to the duties of the Board, including junk mail, mass mailings, customer complaints, surveys and business solicitation.
Review, Approval or Ratification of Related Person Transactions
We have a policy that requires that all related person (as defined by Item 404(a) of Regulation S-K) transactions be considered, reviewed and approved or ratified by the disinterested, independent members of our Board, regardless of the type of transaction or amount involved.  Under this policy, the related person must notify the Chief Financial Officer (“CFO”) of any proposed transaction with a related person.  The CFO must seek approval of the disinterested, independent members of the Board for any related person transaction.  The disinterested, independent directors must review the material facts before determining whether to approve or ratify the transaction. This requirement is set forth in Section 7.05 of our Bylaws (available on our website at www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at www.nvrinc.com), and our Human Resources Policies and Procedures and Financial Policies and Procedures.
Transactions with Related Persons
During the year ended December 31, 2020, we entered into new lot purchase agreements to purchase finished building lots for a total purchase price of approximately $138,065,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran.  During 2020, we also purchased 379 developed lots at market prices from Elm Street for approximately $60,224,000.  The 379 developed lots purchased from Elm Street are less than 2% of the approximately 21,000 lots we purchased during 2020. We also continue to control a parcel of raw land expected to yield approximately 1,900 finished lots through a joint venture entered into with Elm Street during 2009.  The independent members of our Board approved these transactions.

Security Ownership of Certain Beneficial Owners and Management
The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and by each director, director nominee and named executive officer and by all directors and executive officers as a group as of March 2, 2021.  Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.
Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
The Vanguard Group	379,703	(1)	10.3%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	292,482	(2)	8.0%
55 East 52nd Street
New York, NY 10055

(1)As reported within a Schedule 13G filed February 10, 2021, the entity has shared power to vote or direct the vote for 5,650 shares, sole power to dispose or direct the disposition of 364,521 shares and shared power to dispose or direct the disposition of 15,182 shares.
(2)As reported within a Schedule 13G filed January 29, 2021, the entity has sole power to vote or direct the vote for 257,358 shares and the sole power to dispose or direct the disposition of 292,482 shares.

Directors and Management

Name	Number of Shares		Vested Options Issued Under Equity Incentive Plans (1)	Percent of Class
Dwight C. Schar	46,250		6,250	1.3%
C. E. Andrews	1,881		900	*
Sallie B. Bailey	75		—	*
Thomas D. Eckert	3,950		2,850	*
Alfred E. Festa	2,171		1,850	*
Manuel H. Johnson	3,150	(2)	2,550	*
Alexandra A. Jung	125		—	*
Mel Martinez	441		250	*
William A. Moran	26,672	(3)	900	*
David A. Preiser	489		250	*
W. Grady Rosier	2,719		250	*
Susan Williamson Ross	2,173		1,893	*
Paul C. Saville	189,671	(4)	70,800	5.1%
Daniel D. Malzahn	47,540	(5)	43,600	1.3%
Paul W. Praylo	308	(6)	—	*
Eugene J. Bredow	17,098	(7)	16,117	*
Matthew B. Kelpy	1,473	(8)	1,324	*
All directors, director nominees and executive officers as a group (17 persons)	346,186		149,784	9.0%

* Less than 1%.

(1)These amounts are included in the Number of Shares.
(2)Includes 200 shares held by a charitable foundation, of which Mr. Johnson is a trustee but in which he has no economic interest.
(3)Includes 1,240 shares held in trusts for the benefit of his adult children.
(4)Includes 3,250 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,538 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 105,883 vested shares held in a Deferred Compensation Rabbi Trust.  Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.
(5)Includes 1,028 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 367 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
(6)Includes 5 unvested shares and 1 vested share held by the NVR, Inc. Employee Stock Ownership Plan in trust.
(7)Includes 155 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust.
(8)Includes 6 unvested shares and 9 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 22 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Based solely on a review of the copies of such reports filed with the SEC and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% shareholders were timely met during 2020, except that a Form 4 was filed for Mr. Praylo on February 6, 2020 with respect to a disposition of 127 shares on January 31, 2020 to satisfy tax withholding requirements upon vesting of restricted share units.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Audit Committee
Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls.  Management also has the responsibility of reporting on the effectiveness of our internal control over financial reporting.  Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.  In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;
2.The Audit Committee has discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);
3.The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence; and
4.Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.
Manuel H. Johnson (Chairman), C.E. Andrews, Alfred E. Festa and Sallie B. Bailey

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and program for our named executive officers.
Executive Summary
Homebuilding is a cyclical business with long project life cycles. As such, our executive compensation program is structured to focus our executives on long-term performance, not short-term quarterly or annual performance. Key features of our compensation program include:

Compensation designed for the business. The key principle of our compensation philosophy is pay for performance, and our executive compensation program is designed to focus our executives on long-term performance, not short-term quarterly or annual performance. Our program isn’t structured like most other companies, and we believe that is a significant competitive advantage.

Compensation program is shareholder aligned. We have structured our program to create long-term alignment with our shareholders through moderate cash compensation, significant long-term equity incentives in the form of stock options and robust stock ownership requirements.

Consistent compensation philosophy. For more than 20 years, our compensation philosophy has remained consistent and has focused our management team on long term maximization of shareholder value. Our performance clearly demonstrates the success of our compensation practices; over the last 20 years, our company has grown significantly, with a total shareholder return over 3,200%.

Executive compensation program is simple in design. The compensation program for our named executive officers includes three components: base salary, annual performance-based cash bonus, and long-term equity-based compensation. We do not provide perquisites and our program design does not allow for above-target incentive payouts.

Annual incentives in 2020 were paid at target. We exceeded our targets for both pre-tax profit (80% of the incentive opportunity) as well as the number of new orders net of cancellations (20% of the incentive opportunity), resulting in payment of annual incentives at target.

Long-term incentives in 2020 vested at target. Our performance-based stock options, which represent 50% of our executives’ long-term incentive awards, are conditioned on our average return on capital performance against a set of 12 homebuilding peers. Our average return on capital over the 2018 to 2020 performance period was the highest in the peer group, resulting in vesting of long-term equity incentives at target.

We continue to seek feedback from shareholders. We continue to seek feedback from shareholders. Members of our board and management team seek to engage with shareholders each year on a variety of topics including executive compensation. The Chairman of our Compensation Committee and/or management engaged with 31 shareholders representing 57% of our shares outstanding during 2020.

Our Executives
Our named executive officers for 2020 were:

Name	Age	Title
Paul C. Saville	65	President and Chief Executive Officer
Daniel D. Malzahn	51	Senior Vice President, Chief Financial Officer and Treasurer
Paul W. Praylo	49	Senior Vice President and Chief Operating Officer
Eugene J. Bredow	51	President, NVR Mortgage
Matthew B. Kelpy	47	Vice President and Chief Accounting Officer
Paul C. Saville was named President and Chief Executive Officer of NVR effective July 1, 2005. Mr. Saville has been employed by NVR since 1981.
Daniel D. Malzahn was named Senior Vice President in February 2016, and continues to serve as Chief Financial Officer and Treasurer of NVR, roles he has occupied since February 20, 2013. From February 1, 2004 through February 20, 2013, Mr. Malzahn was Vice President of Planning and Investor Relations of NVR.  Mr. Malzahn has been employed by NVR since 1994.
Paul W. Praylo was hired as Senior Vice President and Chief Operating Officer effective January 28, 2019. Prior to joining NVR, Mr. Praylo was employed by AECOM as Chief Operating Officer of the Construction Services Group from January 2017 to January 2019 and Chief Financial Officer of the Construction Services Group from July 2010 to December 2016.
Eugene J. Bredow was named President of NVRM effective April 1, 2019. Mr. Bredow served as Senior Vice President and Chief Administrative Officer of NVR from March 1, 2018 through March 31, 2019. Mr. Bredow served as Vice President and Controller from June 1, 2012 and Chief Accounting Officer from February 2016 until March 1, 2018. Mr. Bredow has been employed by NVR since 2004.
Matthew B. Kelpy was named Chief Accounting Officer of NVR effective March 1, 2018 and continues to serve as Vice President and Controller, roles he has occupied since joining NVR on January 30, 2017. Prior to joining NVR, Mr. Kelpy was employed by GoDaddy, Inc. as Chief Accounting Officer from November 2014 through December 2016.
Performance Overview
Our 2020 financial results reflect the strength in the housing market and our focus on increasing shareholder value (all comparisons are to our 2019 financial results):
•Consolidated revenues increased 2%;
•Gross margin was 19.0% in both 2020 and 2019;
•Pre-tax profit increased 5%; and
•New orders increased 18%.
Due to the onset of COVID-19, and in order to preserve liquidity, we did not repurchase shares from mid-March 2020 through the end of November 2020. Still, we returned approximately $375 million of cash to our shareholders during 2020 through repurchases of approximately 96,000 shares of Common Stock, which represented 3% of our shares outstanding as of December 31, 2019.
Our business philosophy has been to develop and operate a business model to maximize shareholder value in a cyclical industry.  Our goal is to deliver industry leading rates of return and growth in earnings per share. We have led the homebuilding peer group in total shareholder return (“TSR”), return on capital and return on pre-tax revenue as demonstrated by the following financial returns as of December 31, 2020:

	1 Year	Rank vs Peers	5 Years	Rank vs Peers	10 Years	Rank vs Peers
Total Shareholder Return	7%	8th	148%	4th	490%	3rd
Average Annual Return on Capital	24%	1st	29%	1st	22%	1st
Average Annual Return on Equity	33%	1st	39%	1st	29%	1st
Average Annual Pre-tax Return on Revenue	14%	3rd	13%	1st	12%	1st

On a 20-year basis, our TSR of 3,201% was nearly three times the TSR of the next highest in the peer group and nearly eight times the 409% average TSR for the Dow Jones US Homebuilder Index, as illustrated below. Taylor Morrison is not included in the 20 year TSR table as their IPO was completed in 2013.

20-Year TSR
NVR
DR Horton
Meritage
MDC
Lennar
DJUSHB Index
Pulte
Toll
KB Home
500%
1,000%
1,500%
2,000%
2,500%
3,000%

On a 10-year basis, our TSR of 490% was third highest in the homebuilding peer group and exceeded the TSR for the Dow Jones US Homebuilder Index of 370% as illustrated below. Taylor Morrison is not included in the 10 year TSR table as their IPO was completed in 2013.

10-Year TSR
DR Horton
Pulte
NVR
DJUSHB Index
Lennar
Meritage
MDC
KB Home
Toll
0%
100%
200%
300%
400%
500%
600%

On a 5-year basis, our TSR of 148% was the fourth highest in the homebuilding peer group and exceeded the TSR for the Dow Jones US Homebuilder Index of 106% as illustrated below.

5-Year TSR

KB Home
MDC
Pulte
NVR
Meritage
DR Horton
DJUSHB Index
Taylor Morrison
Lennar
Toll
0%
25%
50%
75%
100%
125%
150%
175%
200%

Our TSR of 7% during 2020 was eighth highest among the homebuilding peer group as illustrated below.

1-Year TSR
Lennar
Meritage
DR Horton
MDC
DJUSHB Index
Taylor Morrison
Pulte
Toll
NVR
KB Home
0%
10%
20%
30%
40%

We believe these superior results over the long-term relative to our homebuilding peers are due to:
•Our business model and strategy, which is designed to limit risk and maximize returns on capital in a cyclical industry; and
•Our highly skilled, long-tenured and motivated management team that is extremely disciplined in executing our more capital efficient business model.
Additionally, these key aspects of our strategy are well ingrained in our corporate culture, which includes:
•Strong alignment between management incentives (at all levels, not just executive officers) and long-term shareholder returns;
•Stability and long-term retention of our management team; and
•Generation of cash flow through all points in the homebuilding cycle.
Compensation Policies and Practices
Our compensation program is designed to provide appropriate performance-based incentives to ensure alignment with our shareholders and to avoid compensation practices that do not promote the interests of our shareholders.
What We Do
•Pay for Performance - We tie pay to performance by making the majority of compensation “at risk” and linking it to shareholders’ interests.
•Annual Bonuses - Our annual bonuses are performance-based and limited to a maximum of 100% of base salary.
•Long-Term Equity-Based Compensation -The majority of our named executive officers’ compensation is in the form of stock options with long-term vesting.
•Periodic Equity Grants - We make periodic, not annual, grants of long-term stock options.  Our last periodic grant was made in 2018 following shareholder approval of the NVR, Inc. 2018 Equity Incentive Plan.  The vesting for 50% of our stock options granted in 2018 was subject to the attainment of a performance condition in addition to continued employment.

•Share Ownership Requirements - We have robust NVR share ownership requirements.
•Double Trigger Change in Control Provisions - Our equity agreements and employment agreements include double trigger change in control provisions for post-employment benefits and equity awards.
•Equity Clawback Provision - Our equity agreements have a clawback provision.
•Non-Competition Provision - Our equity agreements and employment agreements have a non-competition provision.
•Share Repurchase Program - We mitigate the potential dilutive effect of equity awards through our robust share repurchase program.
•Independent Compensation Consultant - Our Compensation Committee utilizes an independent compensation consultant.
What We Don’t Do
•Discretionary Cash Awards - We do not award any discretionary cash compensation.
•Perquisites - We do not provide perquisites.
•Hedging and Pledging - We do not permit short sales, hedging or pledging of NVR stock by named executive officers or directors.
•Reprice Stock Options - We do not reprice stock options.
•Below Market Stock Options - We do not grant stock options having an exercise price below 100% of fair market value.
•Excise Tax Gross-Ups - We do not provide any excise tax gross-ups.
•Supplemental Executive Benefits - We do not provide defined benefit or supplemental executive retirement, health or insurance plans.
•Evergreen Provisions - Our equity plans do not have evergreen provisions.

Say on Pay Results
In 2020, 76.6% of the total outstanding shares voted were cast in favor of the 2019 compensation of our named executive officers, which represented an increase from the prior year. Prior to 2019, NVR historically received overwhelming shareholder support in our say on pay vote. During each of the six years prior to 2019, our say on pay vote resulted in at least 96% of the shares voted being cast in favor of our compensation program. In 2019, both ISS and Glass Lewis recommended voting against our say on pay resolution ahead of the 2019 annual meeting. In 2020, ISS again recommended voting against our say on pay resolution ahead of the 2020 annual meeting.
Shareholder outreach
We have an extensive history of conducting shareholder outreach. In 2020, the Compensation Committee and management again conducted extensive engagement with our shareholders in an effort to explain our compensation program, solicit feedback and suggestions, and answer any questions our shareholders might have. We also wanted to determine if our shareholders shared the view of ISS, notwithstanding the strong current and historical performance of our company.

In April 2020, we reached out to 43 of our largest shareholders, who, together with the holders of our common shares pursuant to our stock ownership plan and our directors and management, collectively owned nearly 83% of our outstanding shares as of the 2020 record date. Of those 43 shareholders, 31 of the shareholders (comprising 57% of our outstanding share ownership as of the 2020 record date) engaged with us regarding our compensation programs. The remaining 12 shareholders did not reply to our repeated attempts to engage.

These meetings were led by Mr. Eckert, the Chairman of our Compensation Committee or members of our senior management team. We responded to all questions asked by our shareholders in the discussions, and highlighted the positive attributes of our compensation practices, including:
•Consistency - Our compensation philosophy has been consistent for over 20 years, with TSR of 3,201% during the last 20 years.

•Alignment - Our compensation closely aligns management compensation with shareholder value. We cap annual bonus payouts at 100% of base salary, and the largest component of our compensation is in the form of equity grants. ISS indicated in its 2020 report that “CEO pay and company performance are sufficiently aligned for the year under review”.
•At Risk - Our compensation is highly skewed towards periodic, multi-year option grants, resulting in 85% of compensation being "at risk."
•Long Term - Our philosophy focuses executive officers on long term results in a cyclical industry. Our 20 year TSR of 3,201% is nearly three times the next highest homebuilder in the peer group. This outperformance over the long term is a clear indicator of our emphasis on long term performance.
•Strong Governance - Our compensation practices strongly promote the interests of shareholders, as discussed in the "Compensation Policies and Practices" section above.
•Reward Performance - Our compensation program is designed to reward outstanding long term performance, particularly relative to our peers. ISS acknowledged in its 2020 report that our “TSR outperformed GICS industry peers and the S&P 500 Index over one-, three-, and five-year periods.”
24 of these 31 shareholders, who collectively owned 90% of the outstanding shares in this group and 51% of our overall outstanding shares as of the 2020 record date, indicated they supported our compensation practices and would be voting "for" the say on pay proposal at our 2020 Annual Meeting.
The remaining seven shareholders did not share with us how they planned to vote and accordingly, we do not know how they voted. However, one shareholder indicated they rely on ISS’s recommendation and do not deviate from it. This shareholder's view is consistent with a report from Semler Brossy in May 2020, which indicated that the current average say-on-pay vote result for companies receiving an ISS “against” recommendation is 36 percentage points lower than for companies that received an ISS “for” recommendation. None of these seven shareholders provided any feedback or concerns on our compensation programs.

Following our annual meeting, the Chairman of our Compensation Committee invited fourteen additional shareholders whom we believe voted "against" our say on pay proposal to engage with us, to better understand their voting decisions and solicit feedback in advance of the 2021 compensation setting process. Of those fourteen shareholders, two responded and provided additional feedback. The remaining twelve did not respond to our request.

In one of our discussions, one shareholder said they had no issues with our compensation program, but voted against our say-on-pay resolution based solely on ISS's recommendation. They indicated that they have the discretion to override ISS's recommendation; however, the override process is very cumbersome and accordingly, they did not elect to undertake that process. We requested a further meeting with this shareholder, and they declined, indicating no issues with our compensation program and no need to meet with us. The other shareholder indicated that they used a proprietary quantitative and qualitative analysis of executive compensation, and they engaged with us on the results of such analysis. We believe that our compensation to performance alignment is best in class as evidenced by the ISS relative degree of alignment chart presented later in this Compensation Discussion & Analysis.

Summary

In our shareholder outreach in 2020, we addressed feedback received during shareholder engagement subsequent to the 2019 annual meeting, answered questions of our shareholders, and highlighted the positive attributes of our compensation programs. We conducted extensive additional shareholder outreach following the 2020 annual meeting and received no indications that a material portion of our shareholder base expects or would recommend changes to our compensation programs.

We believe that support by 76.6% of our shareholders (despite a proxy advisor’s recommendations against our 2019 compensation) indicates that our shareholders support our compensation program. The Compensation Committee will continue to use the say on pay vote in evaluating shareholder sentiment and will continue to engage with our shareholders regarding our compensation philosophy.

We appreciate our shareholders' willingness to engage with us during our outreach. However, it is disappointing that certain shareholders either chose not to engage with us or indicated agreement with our compensation programs but were unwilling to vote other than with ISS recommendation. We have continued our outreach to shareholders in advance of our 2021 annual shareholders’ meeting. We encourage any of our shareholders to contact us at ir@nvrinc.com so that we may engage.

Compensation Philosophy and Objectives
Homebuilding is a cyclical business with long project life cycles. As such, our executive compensation program is structured to focus our executives on long-term performance, not short-term quarterly or annual performance. Our executive compensation program is designed to achieve the following:
•Motivate and retain highly qualified and experienced executives;
•Provide performance-based incentives; and
•Strongly align our compensation practices with long-term creation of shareholder value.
We have structured our executive compensation to create long-term alignment with our shareholders through the following:
•Moderate target cash compensation;
•Low annual cash incentive maximums;
•Significant long-term equity incentives;
•Preferred use of stock options, which creates maximum alignment with shareholders and results in majority of compensation being "at risk"; and
•Robust NVR share ownership requirements.
Our compensation philosophy has been consistent for over 20 years.
The compensation program for our named executive officers includes the following three components:

Compensation Component	Type of Pay	Key Characteristics	Purpose
Base Salary	Fixed	Annual adjustments based on individual performance and relative to peer group market salaries, effective April 1st of each year.	Attracts, retains and rewards our named executive officers by providing a fixed source of income to reward experience, skills and performance relative to the market value of the position.
Annual Cash Bonus	Performance	Maximum opportunity is 100% of base salary, based on NVR's performance against pre-established performance goals.	Aligns the named executive officers with shareholders by focusing the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan.
Long-Term Equity-Based Compensation	Performance	Issued periodically, not annually. Issued as stock options, with 50% of the grant in the form of performance-based stock options. Performance-based stock options have a three-year performance period. Vests over four years, with a pre-vesting period that results in 5-6 years between grant date to final vesting date.	Aligns the named executive officers with shareholders by linking the majority of compensation to long-term company performance. Increases retention by providing the opportunity for wealth creation through the long vesting period. Also, protects our interests through a non-competition provision in the equity grant agreements.
We prefer the use of stock options (instead of restricted share units) for the following reasons:
•We believe stock options are inherently performance-based since the recipient does not realize value unless the stock price appreciates above the grant price;
•We believe stock options align the long-term interests of our named executive officers with our shareholders; and
•Since 50% of the vesting for our stock option grants are subject to NVR's return on capital performance, we believe that we are exceeding the standards for performance-based equity issued by most companies.
If the stock price decreases between the grant date and vesting date, our named executive officers would still receive value if we issued restricted share units. By issuing stock options, the executives would receive no value if the stock price decreases between the grant date and the vesting date. We believe this provides 100% alignment with our shareholders. The named executive officers will only realize value from the stock options if the share price appreciates from the grant date closing price.
As previously mentioned, our executive compensation program is designed to promote strong alignment of our compensation practices with long-term creation of shareholder value. We believe that strong alignment is demonstrated in the following table which was presented by ISS in its 2020 Proxy Analysis for NVR:
Source: ISS 2020 Proxy Analysis - NVR, Inc.
As the table illustrates, NVR's strong performance over that long-term period is highly aligned with our compensation program.
Compensation Determination Process
Role of Our CEO
Mr. Saville makes recommendations to the Compensation Committee with respect to the amount of each component of compensation paid to the other named executive officers.  These recommendations are partially based on compensation information for comparable positions at other large, publicly traded homebuilding companies, internal comparisons and Mr. Saville’s assessment of each officer’s overall performance during the prior year.

Role of Our Board, Including the Chairman of the Board
The Compensation Committee considers the following when determining the compensation paid to Mr. Saville:
•Salary information for chief executive officers at other large, publicly traded homebuilding companies;
•Our financial and operating performance compared to information publicly available on our industry peers;
•Our overall financial strength;
•Mr. Saville's performance during the year; and
•The recommendation from our Chairman of the Board, Mr. Schar.
Mr. Saville is not present during discussion or voting by the Compensation Committee regarding his compensation.
The Compensation Committee has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information provided by Mr. Saville or Mr. Schar.
Role of Compensation Consultant
In 2020, the Compensation Committee engaged Aon Consulting to assist the Compensation Committee in evaluating the targeted annual compensation for our named executive officers.  Aon Consulting’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation, along with peer group recommendations.  The Compensation Committee assessed the independence of Aon Consulting pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would impair Aon Consulting’s independence.
Homebuilding Peer Group
We use a peer group of our major public-company homebuilding peers when analyzing the compensation of our named executive officers. The companies in the peer group were selected based on being national homebuilding companies and their annual revenues. In 2020, Aon Consulting recommended an updated peer group, which was approved by the Compensation Committee. The peer group is comprised of the following companies (the “Aon Study Peer Group”):

D. R. Horton, Inc.	Meritage Homes Corporation
KB Home	PulteGroup, Inc.
Lennar Corporation	Taylor Morrison Home Corporation
MDC Holdings, Inc.	Toll Brothers, Inc.
Determining the Size of Equity Awards
When issuing periodic block grants under our equity plans to our named executive officers as we did in 2018, and when issuing Mr. Praylo's initial block equity grant in 2019, the Compensation Committee, with assistance from Aon Consulting, determines the amount of the awards as follows:
•The Compensation Committee establishes a dollar value of the total targeted annual compensation to be awarded by position;
•After determining the salary and maximum annual bonus opportunity components for a particular year, these amounts are subtracted from the total targeted compensation for that year to derive the fair value that we want to transfer to the executive in the form of an equity award for the year;
•When making a block grant to cover multiple years, we multiply the equity award value for a single year by the number of years that the block grant covers to determine the total value of the block grant; and
•On the date of grant, we divide that total equity award fair value dollar amount by the per share fair value, calculated using the Black-Scholes option pricing model, to determine the number of stock options to award.
Although we consider this approach to sizing equity awards to be a reasoned approach based on a widely accepted option-pricing model, the ultimate value of an equity award is determined only when it is exercised or vests, as applicable.  We do not consider realized or realizable gains from prior equity grants when setting new grant amounts.  We do not believe that it is a fair practice to offset current compensation by realized or unrealized equity gains several years after the equity has been issued. Depending on our future stock price, any equity grant ultimately may be worthless, or conversely, worth much more than the fair value initially estimated.  Our goal is that the actual gain realized on an equity award will exceed our initial estimate of fair value, because gains in excess of that estimate mean that similar gains were realized by all holders of our Common Stock over the same time period.  We believe that limiting potential upside on equity gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.
Elements of Compensation
Approximately 85% of compensation is at risk for our named executive officers:
Base Salary
For 2020, the Compensation Committee approved salary increases for the CEO and other named executive officers in February 2020, to be effective April 1, 2020. In March 2020, subsequent to this approval, senior management considered the potential business impact of the COVID-19 pandemic, and made the decision to decline salary increases for the CEO and other named executive officers. This decision was approved by the Compensation Committee in May 2020. As such, annual base salaries for 2019 and 2020 for the named executive officers were as follows:

	2019 Salary	2020 Salary
Paul C. Saville	$2,000,000	$2,000,000
Daniel D. Malzahn	$575,000	$575,000
Paul W. Praylo	$550,000	$550,000
Eugene J. Bredow	$490,000	$490,000
Matthew B. Kelpy	$317,500	$317,500
Annual Cash Bonus
General
The objective of the annual cash bonus is to focus the named executive officers on the attainment of annual goals that we believe are necessary to achieve our five-year business plan.  These annual goals are consistent with the current year's portion of our five-year business plan.  The annual incentive is based 100% on NVR's performance. The named executive officers’ annual incentive opportunity is limited to a maximum of 100% of base salary, regardless of whether the goals are exceeded, consistent with our overall compensation philosophy of limiting short-term cash compensation in favor of equity-based long-term incentive opportunities.  Thus, the maximum amount of bonus is earned once the preset performance targets based on the annual business plan are attained.  The annual bonus is payable in cash.
The Compensation Committee has never exercised discretion to award bonuses in amounts higher than the amount calculated by our actual results relative to the preset performance target and attainment ranges.
2020 Annual Bonus
For 2020, the Compensation Committee maintained the same annual bonus performance metrics used in 2019 for our named executive officers. The annual bonus opportunity in 2020 for the named executive officers was weighted based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% on the number of new orders (net of cancellations) that we generated compared to our 2020 annual business plan.  We believe that these measures provide a proper balance of focusing on current profitability while providing for longer-term growth.
The named executive officers were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”).  The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan.  They were to begin earning the new orders portion of their annual bonus award once the annual business plan was at least 85% attained.  The full amount of the new orders portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan.
The following is a summary of the specific performance targets established under the 2020 annual bonus plan and the actual results:

Performance Measure	Threshold	Target and Maximum	Actual	Maximum Bonus Opportunity	Percentage of Maximum Bonus Opportunity Earned
Consolidated Pre-Tax Profit (in thousands)	$963,603	$1,204,504	$1,205,974	80%	100%
New Orders (net of cancellations)	17,765	20,900	23,082	20%	100%
Percentage of Bonus Opportunity Earned					100%

Under our annual bonus plan, the target bonus amount is the same as the maximum bonus amount.  Based on our 2020 results, each of our named executive officers earned the maximum bonus opportunity of 100% of base salary.
Equity-Based Compensation
2020 Equity Grant Activity
During 2020, we did not issue any periodic equity-based compensation to our named executive officers. Our continuing approach, consistent with past practice, is to consider issuing periodic equity grants instead of annual grants. While we recognize that annual grants are more common, this practice has served us well in motivating and retaining key executives and managers.
Update of 2019 Restricted Share Unit Grants
In consideration of the equity opportunity Mr. Praylo had to forego with his prior employer, NVR granted 556 restricted share units to Mr. Praylo on January 28, 2019, with a grant date fair value of $1,399,486. 50% of the restricted share units vested on January 28, 2020 and the remaining 50% vested on January 28, 2021.
Update of 2018 and 2019 Performance-Based Equity Grants
In March 2018, we issued a grant of stock options to Mr. Kelpy in connection with his promotion to Chief Accounting Officer. In May 2018 following our shareholders’ approval of the 2018 NVR, Inc. Equity Plan, we issued a block grant of stock options to Messrs. Saville, Malzahn, Bredow and other key managers.  The stock options granted to Messrs. Saville, Malzahn, Bredow and Kelpy in 2018 vested 25% on December 31, 2020, and the remaining portion of the grants vest 25% on December 31, 2021, 2022 and 2023.  The vesting for 50% of the stock options granted is based solely on continued employment.  The vesting for the other 50% of the stock options is based on continued employment and NVR’s return on capital performance during the years 2018 through 2020.  For the performance-based options, vesting was subject to our return on capital relative to the peer group.
Consistent with the methodology used in 2018 in granting equity to our other named executive officers, Mr. Praylo received his initial periodic block equity grant in January 2019. Mr. Praylo's stock options vest 25% on December 31, 2021, 2022, 2023 and 2024. The vesting for 50% of the stock options granted is based solely on continued employment. The vesting for the other 50% of the stock options is based on continued employment and NVR’s return on capital performance during the years 2019 through 2021.  For the performance-based options, the vesting is subject to our return on capital relative to the peer group.
The following are the relevant details of our performance metric:

How is Return on Capital calculated?
Average Annual ((Pre-Tax Income +Homebuilding Interest Expense (period expense and in cost of sales))-Taxes at 26%)
Average Quarterly (Homebuilding Debt (including working capital borrowings) + Shareholders Equity)

Who is the Peer Group? (a)
Beazer Homes USA, Inc.; D. R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; MDC Holdings, Inc.; Meritage Homes Corporation; M/I Homes, Inc.; PulteGroup, Inc.; Taylor Morrison Home Corporation; TRI Pointe Group, Inc.; and Toll Brothers, Inc.  Each member must be a stand-alone public company during the entire measurement period.

What is the measurement period?	Fiscal Years 2018-2020 for Messrs. Saville, Malzahn, Bredow and Kelpy. Fiscal Years 2019-2021 for Mr. Praylo.

How is the award earned?	Award is earned ratably from the Threshold to the Target.

What is the Threshold?	50th percentile of the peer group (award is 50% of the options granted)

What is the Target?	75th percentile of the peer group (award is 100% of the options granted)

What is the Maximum?	Same as the Target. There is no opportunity to earn more than 100% of the number of options granted.
(a) Mr. Kelpy's grant was in March 2018 in connection with his promotion, and the peer group at that time was all of the listed companies except TRI Pointe Group, Inc., which was added to the peer group in May 2018.
The following table illustrates the performance metric target calculation:

Rank	Builder
1	Builder #1
2	Builder #2
3	Builder #3	Target-100% Earned
4	Builder #4
5	Builder #5
6	Builder #6	Threshold-50% Earned
7	Builder #7
8	Builder #8
9	Builder #9
10	Builder #10
11	Builder #11
12	Builder #12

For the 2018-2020 measurement period, our average return on capital of 26.5% was the highest in the Peer Group. Thus, the performance metric was fully achieved, and 100% of the performance-based stock options are subject to vest based on continued employment for Messrs. Saville, Malzahn, Bredow and Kelpy.

For 2019 and 2020, our average return on capital was the highest in the Peer Group. Thus, subject to continued employment, Mr. Praylo would have vested in 100% of his performance-based stock options if the performance period was 2019-2020.
Equity Plan Features
We believe that our equity plans reflect the following corporate governance best practices:
•No evergreen provisions;
•No re-pricing of stock options without shareholder approval (NVR has no history of re-pricing options);
•No discounted stock options;
•No reload features; and
•Double trigger change of control provision in the equity agreements for the accelerated vesting of equity.

Clawback/Forfeiture
Under the terms of the equity agreements, we may recapture from our named executive officers any gains from stock option exercises during the prior 12 months if we are required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  The named executive officer must have knowingly engaged in the misconduct, been grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or been grossly negligent in failing to prevent the misconduct.
Stock Ownership Guidelines
We have adopted robust stock ownership guidelines to strengthen long-term alignment between our named executive officers and our shareholders.  These guidelines require the named executive officers to acquire and continuously hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position.  The multiple of salary that our named executive officers are required to hold in shares of stock is higher than many other companies.  These guidelines are subject to transition provisions, which are applicable to Mr. Kelpy and Mr. Praylo (as more recently hired named executive officers) and discussed further below.
As of December 31, 2020, the stock ownership requirement for each of the named executive officers was as follows:

Name	Base Salary	Factor	Dollar Holding Requirement
Paul C. Saville	$2,000,000	8	$16,000,000
Daniel D. Malzahn	$575,000	6	$3,450,000
Paul W. Praylo	$550,000	6	$3,300,000
Eugene J. Bredow	$490,000	4	$1,960,000
Matthew B. Kelpy	$317,500	4	$1,270,000
Only those shares owned by the named executive officer in their personal account, the NVR Profit Sharing Trust, the NVR Employee Stock Ownership Plan, and the Deferred Compensation Plan count towards the stock ownership requirement.
Transition Provisions
Under our stock ownership guidelines, any named executive officer who does not meet the requirement must retain 100% of the net common stock received upon vesting of restricted share units, and 50% of the net common stock received from option exercises until the stock ownership requirement is attained.  “Net common stock received” means the common stock received after the payment of the exercise price, if any, and the taxes withheld related to the option exercise or restricted share unit vesting.
All of the named executive officers are currently in compliance with our stock ownership guidelines (taking into account the transition provisions).
Pledging/Hedging of NVR Stock
Our Board has adopted an insider trading policy that prohibits all employees and directors from trading in our securities while in possession of material nonpublic information about the Company. The policy also contains provisions that prohibit directors, executive officers and members of senior management from pledging our equity securities or hedging our equity securities in any way, including through covered calls, collars, or other types of derivative securities.  Directors and executive officers also are prohibited from engaging in short sales of our securities.
Personal Benefits
Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible.
Deferred Compensation Arrangements
We have two deferred compensation plans that:
•Encourage ownership of our Common Stock in furtherance of our compensation philosophy;
•Enable our named executive officers, and other members of management, to acquire shares of our Common Stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock ownership requirements described above; and

•Established a vehicle whereby, prior to the enactment of the Tax Cuts and Jobs Act in December 2017, named executive officers could defer the receipt of salary and bonus that otherwise would have been nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see Tax Deductibility of Compensation discussion below).
Our deferred compensation plans are structured as follows:
•Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value;
•We own the shares of Common Stock in a Rabbi Trust, which makes payment of our obligations under the deferred compensation plans risk-free for NVR – the cost of the plans does not increase as the value of the Common Stock increases;
•Our Common Stock is the only investment choice;
•All amounts placed in the deferred compensation plan are amounts already earned by the named executive officer;
•We do not make employer contributions to the deferred compensation accounts;
•Earnings on deferred amounts solely represent the change in the market value of the shares of our Common Stock held in the account;
•We do not provide for a minimum return or guarantee a minimum payout amount;
•Amounts deferred are “at risk” investments for the named executive officer; and
•Amounts deferred cannot be distributed to the named executive officer until the named executive officer’s termination of service or, under one of the two plans, six months after termination.
The structure of our deferred compensation plans results in certain of our named executive officers holding Common Stock significantly in excess of the ownership requirement since our Common Stock is the only investment choice and shares held in the deferred compensation plans are not eligible for distribution until the named executive officer’s employment terminates.
The market value of our named executive officers’ deferred compensation accounts is not considered when setting their current compensation.  The Compensation Committee reached this conclusion after considering the following points:
•The compensation deferred was reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned in prior years and was fully earned at that time;
•If the executive officer had elected to receive a payout of the compensation at the time it was earned rather than electing the deferral, we would not have any knowledge of, and therefore would not consider, the executive officer’s investment experience related to that compensation when considering the amount by which we should compensate the executive officer in the current year;
•The change in the deferred compensation balance is solely attributable to the change in the market value of our Common Stock since the dates of deferral;
•We do not consider shares of Common Stock owned by an executive officer outside of the deferred compensation plans when setting current compensation; and
•If the amounts had been paid to the executive officer when earned and not deferred until separation of service, we would have lost a substantial tax benefit that we will now expect to receive as a result of the deferral.
Thus, we do not believe it is appropriate to consider the value of an executive officer’s deferred compensation account in making current compensation decisions just because the account is held in a plan we sponsor and is invested in our Common Stock.  See the 2020 Non-Qualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.
Change of Control and Post-Employment Payments
Messrs. Saville, Malzahn, Praylo and Bredow are each party to an employment agreement with us pursuant to which the officer is entitled to post-employment payments upon certain termination events, including termination following a change in control.  We have not entered into an employment agreement with Mr. Kelpy. Accordingly, he is employed on an at-will basis and is not entitled to post-employment benefits upon termination, other than rights contained in his equity agreements. Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR.  Thus, we do not provide any of our named executive officers any incremental post-employment benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR, retirement or “with good reason”) or for “Cause.”
We do not provide tax “gross ups” to our named executive officers in connection with any change in control or post-employment payment.
Change of Control Provisions
The change of control provision in each applicable named executive officer’s equity agreement or employment agreement for the payment of the post-employment benefit is a double trigger, meaning that the change of control must be coupled with the officer’s termination from service within a certain period of time after the change of control to trigger a payment or accelerated right.  A double trigger for the post-employment benefit payment was selected because, unless the named executive officer’s employment is terminated after the change in control, the acquiring entity will continue to pay the named executive officer's salary and annual bonus.  See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.
The change of control provisions in the deferred compensation plans are single trigger, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights.  This reflects our intent that the named executive officers have the ability to vote those shares upon any proposed transaction since the amounts are already vested, and to ensure that the named executive officers receive deferred compensation they earned prior to the change of control.  See the Narrative Disclosures of Termination and Change of Control Payments discussion below for additional information on these post-employment payments.
Payments Upon Death, Disability, Retirement and Other Employment Terminations
Each of the employment agreements provides for a post-employment benefit of two months’ salary and two months’ pro-rated annual bonus upon the named executive officer’s termination due to death or disability.  This amount reflects what we believe to be a modest transition for the executive or the executive's family for termination events that are sudden and beyond the executive’s control.
We provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (to the extent that performance targets are achieved for that year) upon the named executive officer's retirement.  We consider the 100% payment a reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.
For Mr. Saville, we provide a post-employment benefit of 200% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year) for termination without cause, voluntary with good reason or voluntary within one year after a change in control (requires a change in control and a material diminution in authority, duties or responsibilities). For Messrs. Malzahn and Bredow, we provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year) for termination without cause, voluntary with good reason or voluntary within one year after a change in control (requires a change in control and a material diminution in authority, duties or responsibilities).  For Mr. Praylo, we provide a post-employment benefit of 100% of base salary and any accrued pro-rated annual bonus (assuming that 100% of the target bonus would have been paid for that year) for termination without cause or voluntary with good reason. These amounts reflect our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.
Management of Compensation-Related Risk
We have designed our compensation program to avoid excessive risk-taking by placing the majority of our named executive officers’ compensation opportunity in periodic grants of equity with a long-term vesting schedule, limiting the annual bonus opportunity to 100% of base salary and having significant stock ownership requirements for our named executive officers.  We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on NVR.
Tax Deductibility of Compensation
Through December 31, 2017, Section 162(m) of the Internal Revenue Code limited the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualified as “performance-based compensation.”  Among other things, Section 162(m) required approval of the performance-based compensation by our shareholders.  The Compensation Committee takes the deductibility of compensation into consideration but it does not limit the design of its compensation plans to strictly fall within the definition of performance-based compensation.  Other than the NVR,

Inc. 2000 Broadly-Based Stock Option Plan (which no longer has outstanding options), all of our stock option plans were designed to enable all stock option awards to qualify as “performance based” under Section 162(m).
In December 2017, the Tax Cuts and Jobs Act (the "Act") was enacted. The Act eliminated the "performance-based compensation" exception from Section 162(m). The Act includes a grandfathering provision for compensation pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect after such date. We believe that our outstanding equity grants and amounts in the deferred compensation plans as of November 2, 2017 are in compliance with the grandfathering provision of the Act, and thus will remain deductible to the extent they are considered "performance-based compensation."

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Compensation Committee
The Compensation Committee hereby reports as follows:
1.    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and
2.    Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2021 Proxy Statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.
The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.
Thomas D. Eckert (Chairman), David A. Preiser, W. Grady Rosier, and Susan Williamson Ross

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Paul C. Saville	2020	$2,000,000	$—	$—	$2,000,000	$12,200	$4,012,200
President and Chief	2019	$1,987,500	$—	$—	$1,987,500	$12,000	$3,987,000
Executive Officer	2018	$1,919,000	$—	$35,355,000	$1,848,364	$11,800	$39,134,164

Daniel D. Malzahn	2020	$575,000	$—	$—	$575,000	$12,200	$1,162,200
Senior Vice President, Chief	2019	$568,750	$—	$—	$568,750	$12,000	$1,149,500
Financial Officer and Treasurer	2018	$542,500	$—	11,596,440	$522,531	$11,800	$12,673,271

Paul W. Praylo	2020	$550,000	$500,000	$—	$550,000	$54,700	$1,654,700
Senior Vice President and	2019	$512,138	$550,000	$12,600,264	$—	$74,995	$13,737,397
Chief Operating Officer

Eugene J. Bredow	2020	$490,000	$—	$—	$490,000	$12,200	$992,200
President, NVR Mortgage	2019	$473,750	$—	$—	$473,750	$12,000	$959,500
	2018	$415,833	$—	9,616,560	$400,527	$11,800	$10,444,720

Matthew B. Kelpy	2020	$317,500	$—	$—	$317,500	$12,200	$647,200
Vice President, Chief	2019	$315,000	$—		$315,000	$12,000	$642,000
Accounting Officer	2018	$306,250	$—	$1,005,090	$278,666	$11,800	$1,601,806

(1)NVR agreed to pay a one-time hiring bonus of $1,000,000 to Mr. Praylo, subject to his continued employment. $500,000 of the bonus vested on January 28, 2020 and was paid in February 2020. For 2019, the amount disclosed reflects Mr. Praylo's 2019 bonus in lieu of our annual incentive opportunity.
(2)The amounts disclosed represent the aggregate grant date fair value of restricted share units and stock options granted during the respective years in accordance with FASB ASC Topic 718.  For the 50% portion of the grant of stock options which is subject to the attainment of a performance condition, the amount disclosed is based on the target number of options, which is the same as the maximum.  For information on the valuation assumptions, refer to the note on Equity-Based Compensation, Profit Sharing and Deferred Compensation Plans in the NVR financial statements in the Annual Report on Form 10-K for the respective year-end, as filed with the SEC.
(3)For Messrs. Saville, Malzahn, Bredow and Kelpy, "all other compensation" includes amounts contributed to our employee stock ownership plan for the respective plan year, and a $1,000 matching contribution made to our 401(k) plan. For Mr. Praylo, the "all other compensation" in 2020 includes amounts contributed to our employee stock ownership plan, a $1,000 matching contribution made to our 401(k) plan, and $42,500 for home sale assistance as part of his relocation package. The sale of his prior residence was not completed until 2020. For Mr. Praylo, the "all other compensation" in 2019 includes his $1,000 matching contribution made by us pursuant to our 401(k) plan, $53,995 in relocation assistance, which was "grossed up" for individual taxation purposes by $16,252, and a relocation bonus of $20,000.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2020

				Equity Awards
Name	Award Type (a)	Grant Date	Ratable vesting on each of December 31,	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Option Exercise Price ($)	Option Expiration Date
Paul C. Saville
2014 Equity Plan	T	05/14/14	2016, 2017, 2018, 2019	26,650	—			$1,094.22	05/13/24
2014 Equity Plan	P	05/14/14	2016, 2017, 2018, 2019	31,650	—			$1,094.22	05/13/24
2018 Equity Plan	T	05/10/18	2020, 2021, 2022, 2023	6,250	18,750			$3,022.99	05/09/28
2018 Equity Plan	P	05/10/18	2020, 2021, 2022, 2023	6,250	18,750			$3,022.99	05/09/28
Daniel D. Malzahn
2010 Equity Plan	T	02/20/13	2015, 2016, 2017, 2018	14,000	—			$1,019.74	02/19/23
2014 Equity Plan	T	05/14/14	2016, 2017, 2018, 2019	12,750	—			$1,094.22	05/13/24
2014 Equity Plan	P	05/14/14	2016, 2017, 2018, 2019	12,750	—			$1,094.22	05/13/24
2018 Equity Plan	T	05/10/18	2020, 2021, 2022, 2023	2,050	6,150			$3,022.99	05/09/28
2018 Equity Plan	P	05/10/18	2020, 2021, 2022, 2023	2,050	6,150			$3,022.99	05/09/28
Paul W. Praylo
2010 Equity Plan	T	01/28/19	2021, 2022, 2023, 2024	—	9,142			$2,517.06	01/27/29
2010 Equity Plan	P	01/28/19	2021, 2022, 2023, 2024	—	9,142			$2,517.06	01/27/29
2010 Equity Plan	R	01/28/19	(b)			278	$1,134,201
Eugene J. Bredow
2010 Equity Plan	T	06/01/12	2014, 2015, 2016, 2017	1,817	—			$804.80	05/31/22
2014 Equity Plan	T	05/14/14	2016, 2017, 2018, 2019	5,950	—			$1,094.22	05/13/24
2014 Equity Plan	P	05/14/14	2016, 2017, 2018, 2019	5,950	—			$1,094.22	05/13/24
2018 Equity Plan	T	05/10/18	2020, 2021, 2022, 2023	1,700	5,100			$3,022.99	05/09/28
2018 Equity Plan	P	05/10/18	2020, 2021, 2022, 2023	1,700	5,100			$3,022.99	05/09/28
Matthew B. Kelpy
2010 Equity Plan	T	03/01/17	2019, 2020, 2021, 2022	750	750			$1,934.97	02/28/27
2014 Equity Plan	P	03/01/17	2019, 2020, 2021, 2022	750	750			$1,934.97	02/28/27
2014 Equity Plan	T	03/01/18	2020, 2021, 2022, 2023	187	563			$2,843.17	02/29/28
2014 Equity Plan	P	03/01/18	2020, 2021, 2022, 2023	187	563			$2,843.17	02/29/28

(a)"Award Type" refers to the type of stock option award. "T" represents time-based options where the vesting is based on continued service through the vesting dates in the column labeled "Ratable vesting on each of December 31." "P" represents performance options where the vesting is based on continued service through the vesting dates and NVR’s return on capital performance during the three year period ended December 31 of the first year listed in the column labeled "Ratable vesting on each of December 31." For performance-based options, the amount disclosed is based on the target number of options, which is the same as the maximum. See the Equity-Based Compensation section in our Compensation Discussion and Analysis above. "R" represents restricted share units where the vesting is based on continued service through the vesting date.

(b)    Mr. Praylo's restricted share units were granted on January 28, 2019 in consideration of the equity opportunity Mr. Praylo had to forego with his prior employer. The remaining portion of the restricted share units vested on January 28, 2021.

2020 OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Paul C. Saville	15,444	$49,514,527
Daniel D. Malzahn	—	$—
Paul W. Praylo	—	$—
Eugene J. Bredow	2,183	$7,356,662
Matthew B. Kelpy	—	$—

(1)The value realized is calculated based on the difference between the market price of Common Stock on the date of exercise and the respective exercise price, multiplied by the number of options exercised.

	Restricted Stock Units
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul W. Praylo	278	$1,069,054

(1)The value realized is calculated based on the market price of Common Stock on the date of vesting multiplied by the number of shares vested.
2020 NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul C. Saville
Plan 1 (b)	—	—	$28,741,940	—	$431,987,816
Plan 2 (c)	—	—	$183,848	—	$3,169,019
Daniel D. Malzahn	—	—	—	—	—
Paul W. Praylo	—	—	—	—	—
Eugene J. Bredow	—	—	—	—	—
Matthew B. Kelpy	—	—	—	—	—

(a)Represents unrealized earnings of the market value of the Common Stock held in the officer’s deferred compensation account.  We have never paid dividends.
(b)Mr. Saville deferred a total of $15,995,411 of earned compensation prior to 2004, all of which was previously reported in our proxy statements.  This earned compensation was deferred prior to Mr. Saville being named CEO and has been “at risk” since the deferral prior to 2004.  The growth in the balance is solely from the appreciation in our Common Stock since the dates of deferral.
(c)Mr. Saville deferred a total of $600,000 of earned compensation during 2006, all of which was previously reported in our proxy statements. The growth in the balance is solely from the appreciation in our Common Stock since the dates of deferral.
Narrative to the 2020 Non-Qualified Deferred Compensation Table
We have two deferred compensation plans, which we refer to as Plan 1 and Plan 2 for purposes of this discussion.  Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004.  Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into Plan 2, which we adopted on December 15, 2005.  Stock option gains are prohibited by law from being deferred.
Our deferred compensation plans are structured as follows:
•Amounts deferred are invested in a fixed number of shares of our Common Stock, which is purchased on the open market at fair market value;
•We own the shares of Common Stock in a Rabbi Trust, which makes the payment of our obligations under the deferred compensation plans risk-free for NVR – the cost of the plans does not increase as the value of the Common Stock increases;
•Our Common Stock is the only investment choice;
•All amounts placed in the deferred compensation plan are amounts already earned by the named executive officer;
•We do not make employer contributions to the deferred compensation accounts;
•Earnings on deferred amounts solely represent changes in the market value of the shares of our Common Stock held in the account;
•We do not provide for a minimum return or guarantee a minimum payout amount;
•Amounts deferred are “at risk” investments for the named executive officer; and
•Amounts deferred cannot be distributed to the named executive officer until the named executive officer’s termination of service.  The deferral period expires for Plan 1 at the named executive officer’s termination of service, and expires for Plan 2 six months after the named executive officer’s termination of service in accordance with Code Section 409A.

See the Tax Deductibility of Compensation section in our Compensation Discussion and Analysis for further discussion of the tax deductibility of deferred compensation.
NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS
Certain of our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us.  These payments and acceleration rights are contained within the applicable executive officers’ employment agreements, equity agreements and deferred compensation plan agreements.
Employment Agreements
As noted in the Change of Control and Post-Employment Payments section above, Messrs. Saville, Malzahn, Praylo and Bredow are employed pursuant to employment agreements, whereby their previous employment agreements expired on December 31, 2020 and such agreements were extended on November 4, 2020 through December 31, 2025. The extensions did not change any terms of the previously executed employment agreements for each of these named executive officers. The agreements cover the additional payments that would be due to these individuals in certain termination scenarios. Summarized below are the post-employment payments due under the various termination scenarios pursuant to the employment agreements. As mentioned above, we have not entered into an employment agreement with Mr. Kelpy. Accordingly, he is employed on an at-will basis and is not entitled to post-employment benefits upon termination, other than rights contained in his equity agreement.
Termination Events

•Voluntary.  The applicable named executive officer is not entitled to receive any unearned payments after the date of termination.

•Without cause.  The named executive officer is entitled to receive, in a lump sum following six months from the date of termination, an amount equal to 200% or 100% of the named executive officer's then annual base salary, as applicable, and any accrued pro-rated annual bonus assuming that 100% of the target bonus would have been paid for that year. In addition, we would provide the executive with up to $100,000 of outplacement services.

•Voluntary with good reason.  The named executive officer is entitled to receive the termination payments and outplacement services described in the "Without cause" section above.  “Good reason” means (a) a material diminution in the executive’s authority, duties or responsibilities; (b) a change in the executive’s reporting relationship for Messrs. Saville and Malzahn; (c) a material change in the executive’s principal place of employment; (d) the failure of any successor of the Company to expressly in writing assume our obligations under the employment agreement; or (e) a material breach by us of any agreement between the executive and us.

•Retirement.  Upon retirement, the named executive officer is entitled to receive, in a lump sum following six months from the date of retirement, an amount equal to 100% of the named executive officer's then annual base salary and any accrued pro-rated annual bonus, to the extent that performance targets have been achieved and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus.

•Death or Disability.  The named executive officer is entitled to receive in a lump sum two months of the named executive officer's then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of the annual bonus is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred.

•Cause.  The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
◦the executive being convicted of (a) a felony, (b) a willful or knowing violation of any federal or state securities law, or (c) a crime involving moral turpitude;
◦gross negligence or gross misconduct in connection with the performance of the executive’s duties as described within the employment agreement; or
◦the executive materially breaching any covenants contained in any agreement between the executive and us.

•Termination after a change in control. A "change of control" means (a) any person or group acquires 50% or more of the combined voting power of our voting stock, (b) substantially all of our assets are sold to another party, (c) we are liquidated or dissolved, or (d) we are merged or consolidated into another entity in which we are not the surviving entity. The post-employment payments due following a termination within one year after a "change of control" are summarized below:

◦Without cause within one year after a change in control.   The named executive officer is entitled to receive the termination payments and outplacement services described in the "Without cause" section above. In addition, each equity agreement provides for the acceleration of vesting of all unvested equity if we experience a “change in control” and the named executive officer’s employment is terminated without cause within one year following the “change in control.”  The accelerated vesting is based on a double trigger, meaning that the named executive officer’s employment needs to be terminated to receive the acceleration right.  The “change in control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective equity plans.

◦Voluntary within one year after a change in control.  Messrs. Saville, Malzahn and Bredow are entitled to receive the termination payments described in the "Without cause" section above if there is a "change of control" and there has been a material diminution in the executive's authority, duties or responsibilities.

•Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.  The applicable named executive officer is not entitled to receive any unearned payments after the date of termination.
Conditions to Receipt of Payment
The covenants within the employment agreements have non-competition provisions, including the prohibition from:
•controlling or owing more than 5% of the outstanding shares of any residential homebuilding, mortgage financing or settlement services business that competes with us;
•being employed by or providing services to any person or entity that competes with us in the residential homebuilding, mortgage financing or settlement services business;
•inducing or attempting to induce any of our customers or potential customers;
•hiring or attempting to hire our employees; or
•utilizing the services of or trying to acquire land, goods or services from any of our developers or subcontractors.

The periods that the non-competition provisions cover are as follows:
•During the term of employment, the named executive officer is bound by the non-competition covenants at all times.
•For one year after termination, the named executive officer is bound by the non-competition covenants if the termination was voluntary, due to retirement, for cause or without cause.
•The named executive officer is not bound by the non-competition covenants after the executive’s termination if the termination was voluntary with good reason, voluntary within one year after a change in control or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.

The following table quantifies the potential payments to the named executive officers upon termination of employment or a change in control as of December 31, 2020.

Name	Severance	Annual Incentive	Equity - Accelerated Vesting (1)	Outplacement Services	Total
Paul C. Saville
Without Cause	$4,000,000	$2,000,000	$—	$100,000	$6,100,000
Voluntary with Good Reason	$4,000,000	$2,000,000	$—	$100,000	$6,100,000
Retirement	$2,000,000	$2,000,000	$—	$—	$4,000,000
Death or Disability	$333,333	$333,333	$—	$—	$666,666
Without Cause Within One Year After a Change in Control	$4,000,000	$2,000,000	$39,632,625	$100,000	$45,732,625
Voluntary Within One Year After a Change in Control	$4,000,000	$2,000,000	$—	$—	$6,000,000
Daniel D. Malzahn
Without Cause	$575,000	$575,000	$—	$100,000	$1,250,000
Voluntary with Good Reason	$575,000	$575,000	$—	$100,000	$1,250,000
Retirement	$575,000	$575,000	$—	$—	$1,150,000
Death or Disability	$95,833	$95,833	$—	$—	$191,666
Without Cause Within One Year After a Change in Control	$575,000	$575,000	$12,999,501	$100,000	$14,249,501
Voluntary Within One Year After a Change in Control	$575,000	$575,000	$—	$—	$1,150,000
Paul W. Praylo
Without Cause	$550,000	$550,000	$—	$100,000	$1,200,000
Voluntary with Good Reason	$550,000	$550,000	$—	$100,000	$1,200,000
Retirement	$550,000	$550,000	$—	$—	$1,100,000
Death or Disability	$91,667	$91,667	$—	$—	$183,334
Without Cause Within One Year After a Change in Control	$550,000	$550,000	$29,708,436	$100,000	$30,908,436
Eugene J. Bredow
Without Cause	$490,000	$490,000	$—	$100,000	$1,080,000
Voluntary with Good Reason	$490,000	$490,000	$—	$100,000	$1,080,000
Retirement	$490,000	$490,000	$—	$—	$980,000
Death or Disability	$81,667	$81,667	$—	$—	$163,334
Without Cause Within One Year After a Change in Control	$490,000	$490,000	$10,780,074	$100,000	$11,860,074
Voluntary Within One Year After a Change in Control	$490,000	$490,000	$—	$—	$980,000
Matthew B. Kelpy
Without Cause Within One Year After a Change in Control	$—	$—	$4,609,848	$—	$4,609,848
(1)     Represents the intrinsic value of the acceleration of vesting of stock options and restricted stock units that vest upon a change in control and termination of employment within one year of a change in control. Intrinsic value for the stock options is the difference between the exercise price of the stock option and the closing price of our Common Stock, which was $4,079.86 on December 31, 2020, the last trading day of the year.
Deferred Compensation Plans
Under the deferred compensation plans (see the 2020 Non-Qualified Deferred Compensation Table above for more information on these plans), named executive officers receive their shares of Common Stock immediately if we experience a “change of control,” rather than receiving their shares of Common Stock at separation of service.  The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.

•Plan 1.  Generally, the “change of control” provision is the same as the “change in control” provision set forth in our equity agreements, as summarized above.
•Plan 2.  Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our Board is replaced during any 12-month period by new directors not endorsed by a majority of our Board who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.
Assuming a change of control under the deferred compensation plans at December 31, 2020, the market value of the accelerated account balances is presented in the 2020 Non-Qualified Deferred Compensation Table above.
Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).
In identifying our median employee, we calculated the total cash compensation paid to each of our employees for the 10-month period ended October 31, 2020. Total cash compensation for these purposes included base salary and wages, and, if applicable, bonus and commissions and was calculated using internal payroll records.
We selected the median employee based on approximately 6,100 active full-time and part-time employees of NVR and its subsidiaries as of October 31, 2020. For employees hired in 2020 who did not work the full year, we did not annualize their compensation for purposes of this calculation.
The 2020 annual total compensation as determined under Item 402 of Regulation S-K (“Item 402 Compensation”) for our CEO was $4,012,200. The 2020 Item 402 Compensation for our median employee was $69,373. The ratio of our CEO’s Item 402 Compensation to our median employee’s Item 402 Compensation for fiscal year 2020 is approximately 58 to 1.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(a)	Option Awards ($)	Total ($)
Dwight C. Schar	$75,000	$—	$75,000
C. E. Andrews	$83,000	$—	$83,000
Sallie B. Bailey (b)	$69,866	$706,946	$776,812
Thomas D. Eckert	$98,000	$—	$98,000
Alfred E. Festa	$91,000	$—	$91,000
Ed Grier (c)	$28,819	$—	$28,819
Manuel H. Johnson	$103,000	$—	$103,000
Alexandra A. Jung	$83,000	$—	$83,000
Mel Martinez	$83,000	$—	$83,000
William A. Moran	$75,000	$—	$75,000
David A. Preiser	$106,000	$—	$106,000
W. Grady Rosier	$83,000	$—	$83,000
Susan Williamson Ross	$91,000	$—	$91,000

(a)During 2020, directors were paid the following compensation:

Annual Board Retainer	$75,000
Annual Committee Retainer (excludes Executive Committee)	$8,000
Annual Audit Chair Fee	$20,000
Annual Compensation Chair Fee	$15,000
Annual Nominating Chair Fee	$15,000

Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our named executive officers and employees are subject.

(b)Ms. Bailey was appointed to the Board effective February 21, 2020. The option award amount disclosed represents the aggregate grant date fair value of her stock option grant made on that date in accordance with FASB ASC Topic 718. Her stock options will vest in 25% increments on December 31, 2022, 2023, 2024 and 2025. The vesting for 50% of the stock options is based solely on continued service as a Director. The vesting for the other 50% of the stock options is based on continued service as a Director and NVR’s return on capital performance during the years 2020 through 2022.

(c)Mr. Grier was a director through the date of the 2020 annual meeting, and did not stand for re-election.

Narrative Disclosure to Director Compensation Table
We compensate non-employee directors for their service on our Board with a combination of cash and periodic equity awards, the amounts of which are commensurate with their role and involvement. In 2020, no changes were made to our director compensation and no equity awards were made, other than to new directors. Based on the competitive market data provided by Aon Consulting in 2018, and following the changes in our director cash compensation and our equity grants in 2018, NVR's total director compensation was around the 50th percentile of the general industry, with a higher weighting of our compensation in long-term equity compensation. We believe that weighting the compensation of our directors heavily towards long-term equity compensation serves to further align the interests of our directors and shareholders.
The following table sets forth the outstanding stock option awards for our directors at December 31, 2020:

			Option Awards
Name	Grant Date (a)	Ratable vesting on each of December 31,	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dwight C. Schar
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	6,250	18,750	$3,022.99	05/09/28
C. E. Andrews:
2014 Equity Plan	05/14/2014	2016, 2017, 2018, 2019	650	—	$1,094.22	05/13/24
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
Sallie B. Bailey:
2018 Equity Plan	02/21/2020	2022, 2023, 2024, 2025	—	820	$4,037.77	02/20/30
Thomas D. Eckert:
2014 Equity Plan	05/14/2014	2016, 2017, 2018, 2019	2,600	—	$1,094.22	05/13/24
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
Alfred E. Festa:
2014 Equity Plan	05/14/2014	2016, 2017, 2018, 2019	1,600	—	$1,094.22	05/13/24
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
Manuel H. Johnson:
2014 Equity Plan	05/14/2014	2016, 2017, 2018, 2019	2,300	—	$1,094.22	05/13/24
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
Alexandra A. Jung
2018 Equity Plan	12/03/2018	2021, 2022, 2023, 2024	—	1,130	$2,450.00	12/02/28
Mel Martinez
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
William A. Moran:
2014 Equity Plan	05/14/2014	2016, 2017, 2018, 2019	650	—	$1,094.22	05/13/24
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
David A. Preiser:
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
W. Grady Rosier:
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28
Susan Williamson Ross:
2014 Equity Plan	07/28/2016	2018, 2019, 2020, 2021	1,643	590	$1,700.00	07/27/26
2018 Equity Plan	05/10/2018	2020, 2021, 2022, 2023	250	750	$3,022.99	05/09/28

(a)The awards are 50% time-based options and 50% performance options, where the vesting for 50% of the award is based on continued service through the vesting dates, and the vesting for the remaining 50% of the award is based on continued service through the vesting date and NVR’s return on capital performance during the three year period ended December 31 of the first year listed in the column labeled "Ratable vesting on each of December 31." For performance-based options, the amount disclosed is based on the target number of options, which is the same as the maximum. See the Equity-Based Compensation section in our Compensation Discussion and Analysis above.
Stock Ownership Requirements
To further align the interests of our Board with our shareholders, we adopted stock ownership requirements for directors in 2000.  The members of our Board are required to acquire and continuously hold a specified minimum level of our Common Stock.  Under our stock ownership requirements, Board members must acquire and hold Common Stock with a total fair market value equal to five times their $75,000 annual retainer fee, which is $375,000. Board members must satisfy the stock ownership requirement within three years of first becoming subject to the stock ownership requirement, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years.  All members of our Board are in compliance with our stock ownership requirement.

Ratification of Appointment of Independent Auditor
(Proposal No. 2)
At the Annual Meeting, our Board will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for 2021.  KPMG LLP has served as our independent auditor since 1987.  If the appointment is not ratified, the Board will consider whether it should select another independent auditor.  Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders' questions and will have an opportunity to make a statement if they so desire.
Required Vote
The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF KPMG LLP AS NVR'S INDEPENDENT AUDITOR FOR 2021.
FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2020	2019
Audit fees:
Integrated audit of financial statements, internal controls over financial reporting and quarterly reviews	$802,200	$765,000
Consents and Comfort Letters	170,000	—
Reimbursable expenses	3,125	8,171
Total audit fees	975,325	773,171
Tax fees	—	—
All other fees	—	—
Total fees	$975,325	$773,171

The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution.  For 2020 and 2019, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee, CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to provide:
•Accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards;
•Accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions; and
•SEC registration statement comfort letters and consents.
The aggregate amount for all pre-approved services may not exceed 50% of the annual audit fee. The Audit Committee Chairman, the CEO and CFO must report any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting.
Fees incurred during 2020 and 2019 for the integrated audit of financial statements were approved directly by our Audit Committee. Fees incurred for the issuance of three comfort letters in 2020 were approved by the Chairman of our Audit Committee and reported to the Audit Committee at the next regularly scheduled meeting.

Advisory Vote on Executive Compensation
(Proposal No. 3)
Pursuant to the requirements of Section 14A of the 1934 Act, we are providing our shareholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement.  This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the compensation paid to the named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentations.  These disclosures allow our shareholders to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.  We are currently holding “say on pay” advisory votes on an annual basis.
We actively monitor our executive compensation practices in light of the industries in which we operate and the marketplace for talent in which we compete.  We are focused on compensating our named executive officers fairly and in a manner that incentivizes high levels of performance while providing us the tools to attract and retain the best talent.  As discussed in the Compensation Discussion and Analysis included in this Proxy Statement, we believe that our executive compensation program properly links executive compensation to our performance and aligns the interests of our named executive officers with those of our shareholders.  Specifically:
•We pay cash compensation to our named executive officers in amounts that we believe to be consistent with the cash compensation paid to comparable positions in other publicly traded companies within our industry.
•We limit the annual cash bonus opportunity of our named executive officers to 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan.
•We place a substantial portion of compensation to our executive officers at risk in the form of stock options that vest over a long-term period.
•We issue equity grants every four years, including performance-based stock options, to our named executive officers that vest over a long period of time.
•Our named executive officers must achieve and maintain a designated robust level of ownership in NVR stock.
Accordingly, the Board unanimously recommends that shareholders vote in favor of the following resolution:
“Resolved, that the compensation paid to NVR’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures, is hereby APPROVED.”
Although this vote is advisory and is not binding on NVR, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.  For the advisory resolution to be approved, the number of votes cast "FOR" the resolution must exceed the votes cast "AGAINST" the resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE FORGOING RESOLUTION.

Shareholder Proposals For the 2021 Annual Meeting
Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the SEC must be received in the office of NVR's Secretary no later than November 15, 2021.
Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR's Secretary no earlier than November 15, 2021 and no later than December 15, 2021 and must otherwise comply with the conditions set forth in Section 2.04 of our Bylaws (or, the case of director nominations, Section 3.03 of our Bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.
Our Bylaws permit shareholders owning 3% or more of our common stock for at least three years to nominate up to 20% of our Board and include these nominees in our proxy materials.  The number of shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.  The shareholder(s) and nominees(s) must also satisfy the other requirements in our Bylaws.  Notice of proxy access director nominees must be received no earlier than October 15, 2021 and no later than November 15, 2021.
Other Matters
Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein.  If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.
Our Annual Report on Form 10-K for 2020, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material.  A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 16, 2021 through May 3, 2021 and at the time and place of the Annual Meeting.
Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC will be provided in print without charge upon the written request of any shareholder.  Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190.  Our SEC filings are also available to the public from our website at www.nvrinc.com, and the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel

Reston, Virginia
March 17, 2021

NVR

VOTE

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Online
Go to **www.envisionreports.com/NVR** or scan the QR code – login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2021 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 - 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Dwight C. Schar	☐	☐	☐	05 - Alfred E. Festa	☐	☐	☐	09 - William A. Moran	☐	☐	☐
02 - C.E. Andrews	☐	☐	☐	06 - Manuel H. Johnson	☐	☐	☐	10 - David A. Preiser	☐	☐	☐
03 - Sallie B. Bailey	☐	☐	☐	07 - Alexandra A. Jung	☐	☐	☐	11 - W. Grady Rosier	☐	☐	☐
04 - Thomas D. Eckert	☐	☐	☐	08 - Mel Martinez	☐	☐	☐	12 - Susan Williamson Ross	☐	☐	☐

	For	Against	Abstain
2. Ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2021.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

03E8TA

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NVR, Inc.

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Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 5, 2021

The undersigned hereby appoints James M. Sack, Daniel D. Malzahn and Matthew B. Kelpy, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 2, 2021 at the Annual Meeting of Shareholders to be held at NVR's Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190 on Wednesday, May 5, 2021 at 11:00 A.M. and at any adjournments or postponements thereof.

If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 30, 2021 will be voted by the Trustee in the same proportion as all other shares for which the Trustee has received voting instructions.

This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of the twelve nominees for director, FOR the ratification of appointment of KPMG LLP as independent auditor for the year ending December 31, 2021 and FOR the advisory vote on the approval of executive compensation.

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person's best judgement pursuant to the authority granted in the proxy.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

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